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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ReShape Lifesciences Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2800 Patton Road
St. Paul, MN 55113
(651) 634-3003

November 22, 2017

Dear Stockholders:

        You are cordially invited to join us for our special meeting of stockholders of ReShape Lifesciences Inc., which will be held on Tuesday, December 19, 2017 at 9:00 a.m. Central Time, at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402. Holders of record of our common stock as of the close of business on November 9, 2017 are entitled to notice of and to vote at the special meeting.

        The Notice of Special Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

        We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you previously submitted a proxy vote but decide to attend the meeting and change your proxy vote, you may do so by voting in person at the meeting. Your vote will automatically be changed to reflect your vote at the meeting.

        We look forward to seeing you at the special meeting.

Sincerely,

Dan W. Gladney
 President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, December 19, 2017 at 9:00 a.m., Central Time
Place:	Fox Rothschild LLP 222 South Ninth Street, Suite 2000 Minneapolis, Minnesota 55402
Items of Business:	1.
To approve the issuance of up to 18,777,200 shares of our common stock upon the conversion of 187,772 shares of our series C convertible preferred stock issued to the former equity holders of ReShape Medical, Inc. ("ReShape Medical") in connection with our completed acquisition of ReShape Medical (the "Preferred Stock Conversion Proposal").
	2.	To approve an amendment to our Second Amended and Restated 2003 Stock Incentive Plan to increase the number of shares reserved for issuance by 5,500,000 shares (the "2003 Plan Proposal").
3.
To ratify the decision by our Board of Directors to hold future annual or special meetings of stockholders as virtual meetings at which stockholders would be able to remotely participate and cast their votes at the meeting in real time.
4.
To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Preferred Stock Conversion Proposal or the 2003 Plan Proposal at the time of the special meeting or in the absence of a quorum.
	5.	Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:
You may vote at the meeting if you were a holder of record of our common stock at the close of business on November 9, 2017. However, under the applicable NASDAQ Stock Market rules stockholders who acquired their shares of common stock in connection with our acquisition of ReShape Medical are not entitled to vote such shares on the Preferred Stock Conversion Proposal.
Voting by Proxy:
If you cannot attend the special meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on December 18, 2017 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail for receipt prior to the date of the special meeting. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Scott P. Youngstrom Secretary

November 22, 2017

PROXY STATEMENT

i

ii

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 19, 2017

        The Board of Directors of ReShape Lifesciences Inc. ("ReShape Lifesciences" or the "Company") is soliciting proxies for use at the special meeting of stockholders to be held on December 19, 2017, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about November 22, 2017.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

What is the purpose of the meeting?

        At our special meeting, stockholders will act upon the matters outlined in the Notice of Special Meeting of Stockholders, including:

  •
  To approve the issuance of up to 18,777,200 shares of our common stock upon the conversion of 187,772 shares of our series C convertible preferred stock issued to the former equity holders of ReShape Medical, Inc. ("ReShape Medical") in connection with our completed acquisition of ReShape Medical—the Preferred Stock Conversion Proposal.

  •
  To approve an amendment to our Second Amended and Restated 2003 Stock Incentive Plan (the "2003 Plan") to increase the number of shares reserved for issuance by 5,500,000 shares—the 2003 Plan Proposal.

  •
  To ratify the decision by our Board of Directors to hold future annual or special meetings of stockholders as virtual meetings at which stockholders would be able to remotely participate and cast their votes at the meeting in real time—the Virtual Stockholder Meeting Proposal.

  •
  To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Preferred Stock Conversion Proposal or the 2003 Plan Proposal at the time of the special meeting or in the absence of a quorum—the Adjournment Proposal.

  •
  Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Who is entitled to vote at the meeting?

        Our Board of Directors has set November 9, 2017 as the record date for the special meeting. If you were a stockholder of record of our common stock at the close of business on November 9, 2017, you are entitled to vote at the meeting. However, under the applicable NASDAQ Stock Market rules stockholders who acquired their shares of common stock in connection with our acquisition of ReShape Medical are not entitled to vote such shares on the Preferred Stock Conversion Proposal.

        As of the record date, 21,718,713 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting. However, because the 2,356,729 shares of common stock that were issued to former ReShape Medical equity holders in connection with the acquisition of ReShape Medical are not entitled to vote on the Preferred Stock Conversion Proposal, 19,361,984 shares of common stock are eligible to vote on the Preferred Stock Conversion Proposal.

What are my voting rights?

        Holders of our common stock are entitled to one vote per share. There is no cumulative voting.

How many shares must be present to hold the meeting?

        In accordance with our bylaws, shares equal to a majority of all of the shares of our outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

  •
  you are present and vote in person at the meeting; or

  •
  you have properly submitted a proxy card by mail, telephone or internet.

        Therefore, in order for a quorum to be present, there must be a total of 10,859,357 shares of common stock present in person or by proxy and entitled to vote at the special meeting on at least one of the proposals.

How do I give a proxy to vote my shares?

        If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

  •
  over the telephone by calling a toll-free number;

  •
  electronically, via the internet; or

  •
  by completing, signing and mailing the enclosed proxy card.

        The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to our transfer agent before the special meeting.

        If you hold your shares in "street name," you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a "street name" holder?

        If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

        If you are a stockholder of record of our common stock, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

        If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

        Each of the proposals will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and eligible to vote on that matter.

How are votes counted?

        You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the proposals.

        If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

        If you hold your shares in street name with a brokerage firm that exercises discretionary proxy authority and do not provide voting instructions to your broker or other nominee, your shares will be considered to be "broker non-votes" and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the NASDAQ Stock Market (a "Non-Discretionary Proposal"). Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on any Non-Discretionary Proposal. Your broker or other nominee does not have discretionary authority to vote your shares with regard to the Preferred Stock Conversion Proposal or the 2003 Plan Proposal. However, the Virtual Stockholder Meeting Proposal and the Adjournment Proposal are considered routine matters on which a broker or other nominee has discretionary authority to vote.

How will the proxies vote on any other business brought up at the meeting?

        By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

        The proxies' authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

        Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspector of elections.

How does the Board of Directors recommend that I vote?

        You will vote on the following management proposals:

  •
  Approval of the issuance of up to 18,777,200 shares of our common stock upon the conversion of 187,772 shares of our series C convertible preferred stock issued to the former equity holders of ReShape Medical in connection with our completed acquisition of ReShape Medical—the Preferred Stock Conversion Proposal.

  •
  Approval of an amendment to the 2003 Plan to increase the number of shares reserved for issuance by 5,500,000 shares—the 2003 Plan Proposal.

  •
  Ratification of the decision by our Board of Directors to hold future annual or special meetings of stockholders as virtual meetings at which stockholders would be able to remotely participate and cast their votes at the meeting in real time—the Virtual Stockholder Meeting Proposal.

  •
  Approval of one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Preferred Stock Conversion Proposal or the 2003 Plan Proposal at the time of the special meeting or in the absence of a quorum—the Adjournment Proposal.

        The Board of Directors recommends that you vote FOR each of the proposals.

What if I do not specify how I want my shares voted?

        If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR each of the proposals.

Can I change my vote after submitting my proxy?

        Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the special meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

        Preliminary results will be announced at the meeting. We will publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four business days after the date of our special meeting.

Who pays for the cost of proxy preparation and solicitation?

        We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries and/or director fees.

        We have engaged The Proxy Advisory Group, LLC® to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total.

What are the deadlines for submitting stockholder proposals for the 2018 annual meeting?

        In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2018 annual meeting, the written proposal must be received at our principal executive offices at 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Secretary, on or before December 27, 2017. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

        Our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of ReShape Lifesciences at our principal executive offices in St. Paul, Minnesota, no less than 90 days and no more than 120 days prior to the anniversary date of the last annual meeting. For the 2018 annual meeting, director nominations and stockholder proposals must be received on or after February 1, 2018 and on or before March 2, 2018. The proposal must contain the specific information required by our bylaws. In the event that the 2018 annual meeting is called for a date that is not within 30 days of the anniversary date of the 2017 annual meeting, stockholder proposals must be received in accordance with the timeline set forth in our bylaws. You may request a copy of our bylaws by writing to Secretary, ReShape Lifesciences Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or calling (651) 634-3003. Stockholder proposals that are received by us after March 2, 2018 may not be presented in any manner at the 2018 annual meeting.

How can I communicate with ReShape Lifesciences' Board of Directors?

        Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: ReShape Lifesciences Inc., c/o Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the Board of Directors or the specified directors on a periodic basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON DECEMBER 19, 2017

This proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available
at http://ir.enteromedics.com/annual-proxy.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in our proxy statement for our 2017 annual meeting of stockholders, and our directors and executive officers as a group, as of October 31, 2017. Beneficial ownership calculations for our outstanding common stock are based on 21,718,713 shares of common stock outstanding as of October 31, 2017. The following table also shows the beneficial ownership of our outstanding preferred stock by each person or group who would beneficially own 5% or more of our common stock if all shares of our outstanding preferred stock converted to common stock. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13G or 13D filed with the Securities and Exchange Commission ("SEC"). Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o ReShape Lifesciences Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

Name of Beneficial Owner	Number of Shares of Common Stock(1)	Percent of Outstanding Common Stock	Number of Shares of Common Stock Underlying Preferred Stock	Percent of Outstanding Common Stock, Assuming Conversion of All Outstanding Preferred Stock
Dr. Raj Nihalani(2)	4,669,885	21.5%	0	10.8%
HealthCor Partners Fund II, L.P.(3)	568,377	2.6%	4,668,700	12.1%
152 West 57th Street, 43rd Floor
New York, NY 10019
SV Life Sciences Fund IV, L.P.(3)	487,658	2.2%	4,019,400	10.4%
One Boston Place
201 Washington Street, Suite 3900
Boston, MA 02108
Endeavour Medtech Growth LP(3)	371,341	1.7%	3,050,300	7.3%
1 Royal Plaza, Royal Avenue
St. Peter Port, Guernsey, GY1 2HL
United Kingdom
U.S. Venture Partners X, L.P.(3)	342,154	1.6%	2,819,500	6.0%
1460 El Camino Real, Suite 100
Menlo Park, CA 94025
New Leaf Ventures I, L.P.(3)	281,601	1.3%	2,319,200	*
1200 Park Place, Suite 200
San Mateo, CA 94403
Dan W. Gladney(4)(5)	229,454	1.1%	0	*
Scott P. Youngstrom(5)	68,138	*	0	*
Greg S. Lea(5)(6)	164	*	0	*
Naqeeb A. Ansari(5)	45,555	*	0	*
Peter M. DeLange(5)(7)	46,215	*	0	*
Paul F. Hickey(5)	45,412	*	0	*
Robert C. Haggerty(5)(8)	0	*	0	*
Amy L. Scott(5)(9)	0	*	0	*
Deborah L. Schmalz(5)(9)	1,000	*	0	*
Gary D. Blackford(4)(5)	14,388	*	0	*
Bobby I. Griffin(4)(5)	16,950	*	0	*
Michael Y. Mashaal, M.D.(4)(9)	568,377	2.6%	4,668,700	12.1%
Lori C. McDougal(4)(5)	14,475	*	0	*
Jon T. Tremmel(4)(5)	17,138	*	0	*
All directors and executive officers as a group (13 persons)(10)	5,737,151	26.4%	4,688,700	24.1%

*
The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock which that person has the right to acquire within 60 days following October 31, 2017. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following October 31, 2017, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 145,540.6 shares of common stock held in escrow on behalf of BarioSurg's equity holders and subject to forfeiture until February 22, 2018 to satisfy indemnification obligations under the merger agreement in connection with our acquisition of BarioSurg.

(3)
Consists of shares of common stock and series C convertible preferred stock issued in connection with our acquisition of ReShape Medical. Each share of series C convertible preferred stock will become convertible into shares of common stock subject to and contingent upon the approval of our stockholders in accordance with the NASDAQ Stock Market Rules, as set forth in the Preferred Stock Conversion Proposal. The shares beneficially owned by SV Life Sciences Fund IV, L.P. includes 81,931 shares of common stock and 670,400 shares of series C convertible preferred stock held by SV Life Sciences Fund IV Strategic Partners L.P. The shares beneficially owned by U.S Venture Partners X, L.P. includes 10,608 shares of common stock and 87,500 shares of series C convertible preferred stock held by USVP X Affiliates, L.P.

(4)
In connection with our acquisition of BarioSurg, Dr. Nihalani, the founder and Chief Executive Officer of BarioSurg, entered into a voting agreement and irrevocable proxy (the "Voting Agreement") with us pursuant to which Dr. Nihalani agreed to vote all shares of our common stock he owns after the merger, including shares of common stock issued upon conversion of our conditional convertible preferred stock, in accordance with the recommendation of our Board of Directors. As a result of the Voting Agreement, each of the members of our Board of Directors, in his or her capacity as a member of the Board of Directors, may be deemed to be the beneficial owner of, and have shared voting power with respect to, such shares, as set forth in the Schedule 13D filed by the reporting persons with the SEC on June 1, 2017.

(5)
Includes the following shares subject to options exercisable currently or within 60 days of October 31, 2017: Mr. Gladney, 227,529 shares; Mr. Youngstrom, 68,138 shares; Mr. Lea, 164 shares; Mr. Ansari, 45,412 shares; Mr. DeLange, 45,822 shares; Mr. Hickey, 45,412 shares; Mr. Blackford, 14,388 shares; Mr. Griffin, 16,898 shares; Ms. McDougal, 14,423 shares; and Mr. Tremmel, 17,136 shares.

(6)
Mr. Lea retired as Chief Financial Officer and Chief Compliance Officer effective October 3, 2016.

(7)
Includes 391 shares owned by Mr. DeLange and 2 shares owned by Mr. DeLange's son.

(8)
Mr. Haggerty, Ms. Scott and Ms. Schmalz were each elected as an executive officer of the company effective as of November 8, 2017.

(9)
Consists of shares held directly by HealthCor Partners Fund II, L.P. ("HCPII"). The shares held by HCPII may be deemed to be beneficially owned by HealthCor Partners II, L.P. ("HCP2LP"), its general partner, and by HealthCor Partners GP, LLC ("HCPGP"), the general partner of HCP2LP. Dr. Mashaal is a managing director of HealthCor Partners Management, L.P. ("HCP Management"), which is the investment manager to HCPII, and may be deemed to have shared voting and investment power over such shares. Each of HCP2LP, HCPGP, HCP Management and Dr. Mashaal hereby disclaims any beneficial ownership of shares held by HCPII except to the extent of any pecuniary interest therein.

(10)
Includes 495,322 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 31, 2017, inclusive of options exercisable as described in footnote (5).

PROPOSAL 1—PREFERRED STOCK CONVERSION PROPOSAL

Background

        On October 2, 2017, we completed our acquisition of ReShape Medical pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), among ReShape Lifesciences (formerly EnteroMedics Inc.), ReShape Medical, Nixon Subsidiary Inc., a Delaware corporation and our wholly owned subsidiary ("Merger Sub"), Nixon Subsidiary Holdings LLC, a Delaware limited liability company and our wholly owned subsidiary ("Sub LLC"), and HealthCor Partners Fund II, L.P. and Endeavor MedTech GP Limited, solely in their capacity as members of the committee (the "ReShape Medical Holder Committee") representing the ReShape Medical stockholders and convertible promissory note holders receiving a portion of the merger consideration (collectively, the "equity holders"), pursuant to which, among other things, Merger Sub merged with and into ReShape Medical, with ReShape Medical surviving as our wholly owned subsidiary (the "Merger"). ReShape Medical was subsequently merged with and into Sub LLC, with Sub LLC as the surviving company. The Merger was approved by our Board of Directors.

        ReShape Medical developed the first and only gastric balloon of its kind to be approved by the U.S. Food and Drug Administration. The ReShape Integrated Dual Balloon System involves a non-surgical weight loss procedure that uses advanced balloon technology designed to help people with a 30-40 Body Mass Index (BMI), and at least one co-morbidity, lose weight. The ReShape procedure provides a new option for individuals who have not succeeded at diet and exercise alone, and do not want or do not qualify for bariatric surgery. Two connected balloons are placed into the stomach during a short, outpatient endoscopic procedure. The balloons remain in the stomach for six months and are then removed. During balloon treatment, and for six months following removal of the balloons, the patient receives nutritional counseling and access to exclusive tools to help them achieve their weight loss goals. The ReShape procedure was approved by the U.S. Food and Drug Administration in July 2015 and has been available in Europe since 2011. Our acquisition of ReShape Medical adds a new minimally invasive, revenue-generating technology to our portfolio, complements our existing products with a non-surgical weight loss solution, expands our addressable market and gives us yet another touch point along the continuum of care in obesity.

        The aggregate merger consideration we paid for all of the outstanding shares of capital stock and securities convertible into shares of capital stock of ReShape Medical was:

  •
  2,357,729 shares of our common stock;

  •
  187,772 shares of our newly created series C convertible preferred stock, par value $0.01 per share, which shares will become convertible into 18,777,200 shares of common stock subject to and contingent upon the approval of our stockholders in accordance with the NASDAQ Stock Market Rules; and

  •
  approximately $5 million in cash, which amount, together with ReShape Medical's cash on-hand, was used to pay ReShape Medical's outstanding senior secured indebtedness and certain transaction expenses of ReShape Medical.

        At the closing of the Merger, 22,198 shares of series C convertible preferred stock were deposited with an escrow agent to fund-post closing indemnification obligations of ReShape Medical's former equity holders. The issuance of the common stock and series C convertible preferred stock in connection with the Merger was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder, based upon representations and certificates that we obtained from ReShape Medical and its equity holders.

        Although stockholder approval was not required for the Merger, under the terms of the Merger Agreement, we agreed to use commercially reasonable efforts to call and hold a meeting of our stockholders to obtain the requisite approval for the issuance of up to 18,777,200 shares common stock upon the conversion of 187,772 shares of our series C convertible preferred stock, as required by the NASDAQ Stock Market Rules, on or before December 31, 2017 and, if such approval is not obtained at that meeting, to seek to obtain such approval at an annual or special stockholders meeting to be held at least every six months thereafter.

        Therefore, we are seeking stockholder approval for the issuance of up to 18,777,200 shares common stock upon the conversion of 187,772 shares of our series C convertible preferred stock in order to comply with Rule 5635 of the NASDAQ Listing Rules and the limitations set forth therein. NASDAQ Listing Rule 5635 requires stockholder approval prior to, among other things:

  •
  the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding immediately before the issuance; and

  •
  the issuance of securities when the issuance or potential issuance will result in a change of control of the company. Under the NASDAQ rules, generally a change of control would occur when, as a result of the issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position.

        You are being asked to approve the issuance of the shares of common stock issuable upon conversion of the conditional convertible preferred stock because:

  •
  the issuance of such shares, when combined with the shares of common stock issued at the closing of the Merger, would exceed 19.99% of the voting power and number of shares of common stock outstanding immediately prior to the Merger; and

  •
  the issuance of such shares, when combined with the shares of common stock issued at the closing of the Merger, may be deemed to result in a change of control of our company under the applicable NASDAQ rules because as a result of the issuance the former ReShape Medical equity holders will collectively own, or have the right to acquire, approximately 49.0% of the outstanding shares of our common stock and such collective ownership would be the largest ownership position in our company.

        The shares of common stock issued at the closing of the Merger represent approximately 19.9% of the total outstanding shares of common stock immediately prior to the Merger and approximately 16.6% of the total outstanding shares of common stock immediately following the Merger. Collectively, the shares of common stock and series C convertible preferred stock issued in connection with the Merger represent approximately 49.0% of our issued and outstanding capital stock following the Merger, assuming the conversion of the series C convertible preferred stock and all of our other outstanding shares of preferred stock into shares of common stock. The former ReShape Medical equity holders will not be permitted to convert their shares of series C convertible preferred stock into shares of common stock to the extent such conversion would cause them to hold more than 49.0% of our outstanding voting securities at the time of any such conversion. Other than with respect to certain specific matters set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the "Series C Certificate of Designation"), shares of series C convertible preferred stock will be non-voting until their conversion into shares of common stock. Upon the approval of our stockholders, a portion of the shares of series C convertible preferred stock will automatically convert into approximately 8,238,400 shares of common stock and the remaining shares of series C convertible preferred stock will thereafter be convertible into shares of common stock at the option of the holders of the shares. However, if the volume weighted average price of the common stock exceeds $5.00 per share for at least 20 trading days, then all outstanding shares of series C convertible preferred stock will automatically convert into shares of common stock. In the event of an automatic conversion of the series C convertible preferred stock into common stock,

Effects of Approving the Conversion

        If our stockholders vote to approve the Preferred Stock Conversion Proposal, a portion of the shares of series C convertible preferred stock will automatically convert into approximately 8,238,400 shares of common stock and the remaining shares of series C convertible preferred stock will thereafter be convertible into 10,538,800 shares of common stock at the option of the holders of the shares. Each former ReShape Medical equity holder will participate in the automatic conversion on a pro rata basis and any shares of series C convertible preferred stock held directly by such holder, rather than by the escrow agent on behalf of such holder for indemnification purposes, will automatically convert into common shares prior to the automatic conversion of any shares held in escrow. The shares of series C convertible preferred stock that are converted into shares of common stock will revert to the status of authorized but unissued and undesignated shares of preferred stock. Upon the conversion, in addition to any other holdings they may have, the former holders of the series C convertible preferred stock in the aggregate would hold approximately 49.0% of our common stock outstanding, based on the number of shares of common stock outstanding on the record date assuming conversion of all of the shares of series C convertible preferred stock. The common stock issued in the conversion would dilute the percentage ownership of the holders of common stock currently outstanding, and the resale of these shares could have an adverse effect on the trading price of our common stock. The shares issued to the former ReShape Medical equity holders in connection with the Merger were issued in a transaction intended to be exempt from registration under the Securities Act. Therefore, those shares are not currently freely tradeable under the federal securities laws. However, those shares will become tradeable upon the expiration of the holding period under Rule 144 promulgated under the Securities Act, subject to and in accordance with any restrictions set forth in Rule 144.

Effects of Failure to Approve the Conversion

        If our stockholders do not approve the Preferred Stock Conversion Proposal, under the terms of the Merger Agreement, we will be required to continue to seek the requisite stockholder approval for the conversion of the series C convertible preferred stock into common stock at subsequent annual or special meetings to be held at least every six months until such approval is obtained, which would be time consuming and costly.

        Until we obtain the requisite stockholder approval, the series C convertible preferred stock will remain outstanding in accordance with its terms. Even if we receive the requisite stockholder approval, a portion of the series C convertible preferred stock will remain outstanding. The terms of the series C convertible preferred stock, which are set forth in the Series C Certificate of Designation, are briefly summarized below:

        Dividends:    The series C convertible preferred stock is entitled to receive dividends (on an as-if-converted-to-common stock basis) actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends will be paid on shares of series C convertible preferred stock. The Series C Certificate of Designation does not provide for any restriction on the repurchase of the series C convertible preferred stock by us while there is any arrearage in the payment of dividends on the series C convertible preferred stock. There are no sinking fund provisions applicable to the series C convertible preferred stock.

        Voting Rights:    In general, the series C convertible preferred stock does not have voting rights. However, as long as any shares of series C convertible preferred stock remain outstanding, the Series C

Certificate of Designation provides that we cannot, without the affirmative vote of holders of a majority of the then-outstanding shares of series C convertible preferred stock, (a) alter or change adversely the powers, preferences or rights given to the series C convertible preferred stock (including by the designation, authorization, or issuance of any shares of preferred stock that purports to have equal rights with, or be senior in rights or preferences to, the series C convertible preferred stock), (b) alter or amend the Series C Certificate of Designation, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of conditional convertible preferred stock, (d) increase the number of authorized shares of series C convertible preferred stock, (e) except for stock dividends or distributions for which adjustments are to be made pursuant to the Series C Certificate of Designation, pay dividends on any shares of capital stock of the company, or (f) enter into any agreement with respect to any of the foregoing.

        Liquidation:    In the event of a liquidation, the holders of shares of series C convertible preferred stock are entitled to be paid, after and subject to the payment in full of all amounts required to be distributed to the holders of any other shares of the company outstanding as of the date of the Merger ranking on liquidation prior and in preference to the series C convertible preferred stock, but before any payments to be made to the holders of common stock or any other series of preferred stock, an amount per share equal to the greater of (i) $274.8774 ($2.748774 per share on an as-converted-to-common stock basis), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of series C convertible preferred stock been converted to common stock immediately prior to such liquidation. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the series C convertible preferred stock will be entitled to receive upon conversion of the series C convertible preferred stock the same kind and amount of securities, cash or property which the holders would have received had they converted the series C convertible preferred stock immediately prior to such fundamental transaction. Any successor to us or surviving entity must assume the obligations under the Series C Certificate of Designation with respect to the series C convertible preferred stock.

        Conversion:    A total of 82,384 shares of series C convertible preferred stock will automatically convert into 8,238,400 shares of common stock at 5:00 p.m. Central time on the date that our stockholders approve the Preferred Stock Conversion Proposal, without any further action by the holder thereof. Each holder of series C convertible preferred stock will automatically participate in such conversion on a pro rata basis based on the number of shares of series C convertible preferred stock held by such holder. In addition, if the volume weighted average price of the common stock exceeds $5.00 per share for at least 20 trading days, then all outstanding shares of series C convertible preferred stock will automatically convert into shares of common stock. In no event will the series C convertible preferred stock convert into shares of common stock prior to the approval by our stockholders of the Preferred Stock Conversion Proposal. After receipt of stockholder approval of the Preferred Stock Conversion Proposal, each remaining shares of series C convertible preferred stock will be convertible, as the option of the holders, into 100 shares of common stock. However, the former ReShape Medical equity holders will not be permitted to convert their shares of series C convertible preferred stock into shares of common stock to the extent such conversion would cause them to hold more than 49.0% of our outstanding voting securities at the time of any such conversion. Shares of series C convertible preferred stock converted into common stock will revert to the status of authorized but unissued and undesignated shares of preferred stock. We do not intend to apply for listing of the series C convertible preferred stock on any securities exchange or other trading system.

Interests of Certain Persons in the Transaction

        As long the former ReShape Medical equity holders own at least 10% of our outstanding common stock (for this purpose treating as outstanding the shares of common stock issuable upon conversion of the series C convertible preferred stock), the ReShape Medical Holder Committee will have the right to designate for nomination two directors to our Board of Directors, and we will nominate and use commercially reasonable efforts to appoint each such person to the Board, although any nominees must be reasonably acceptable to our then current Board members. At the closing of the Merger, Michael Y. Mashaal, M.D. was appointed to the Board as a designee of the ReShape Medical Holder Committee.

        On October 2, 2017, in connection with and as a condition to the execution of the Merger Agreement, each former ReShape Medical equity holder who became the holder of at least 5% of our outstanding common stock (on an as-converted basis) after the Merger entered into a voting and standstill (the "Voting and Standstill Agreements") pursuant to which such holders agreed to (i) vote all shares of common stock in the same manner as and in the same proportion as the votes cast on the matter by the holders of our voting securities entitled to vote on the matter, unless such requirement is waived by our Board, and (ii) certain customary standstill provisions pursuant to which such holders will refrain from various actions that might relate to the acquisition of control of our company, such as making proposals to acquire our company or launching a proxy context. The former ReShape Medical equity holders who entered into a Voting and Standstill Agreement are Endeavour Medtech Growth LP, HealthCor Partners Fund II, L.P., New Leaf Ventures I, L.P., SV Life Sciences Fund IV, L.P. and U.S. Venture Partners X, L.P. Collectively, the parties to the Voting and Standstill Agreements own approximately 41.9% of our issued and outstanding capital stock immediately following the Merger, assuming the conversion of the series C convertible preferred stock and all of our other outstanding shares of preferred stock into shares of common stock.

Vote Required

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the Preferred Stock Conversion Proposal at the special meeting will be required to approve the Preferred Stock Conversion Proposal. However, the 2,357,729 shares of common stock that were issued to former ReShape Medical equity holders in connection with the Merger are not entitled to vote on this proposal.

Board Recommendation

        The Board of Directors unanimously recommends a vote FOR the approval of the Preferred Stock Conversion Proposal.

 PROPOSAL 2—2003 PLAN PROPOSAL

Background

        Our Board has approved, subject to stockholder approval, an amendment to our Second Amended and Restated 2003 Stock Incentive Plan (the "2003 Plan") to increase the number of shares authorized for issuance under the 2003 Plan by 5,500,000 shares, from 3,000,000 shares to 8,500,000 shares. As of October 31, 2017, there were 2,386,514 shares that had been issued or which were subject to outstanding awards under the 2003 Plan, and there remained 608,763 shares available for grant under the 2003 Plan. We are asking our stockholders to approve the amendment to the 2003 Plan to increase in the shares authorized under the 2003 Plan, as our Board and management believe that stock-based awards under the 2003 Plan are instrumental in attracting, motivating and retaining talented employees, management personnel and non-employee directors. The availability of stock-based compensation not only increases employees' focus on the creation of stockholder value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to our future success. The 2003 Plan is the only stockholder approved plan pursuant to which we can grant stock options and other forms of stock-based compensation, and the limited number of shares remaining available under the 2003 Plan restricts the Board's ability to make stock-based awards. For these reasons, our Board believes that approval of the amendment to the 2003 Plan to increase the shares authorized under the 2003 Plan is needed and is in the best interests of the company and our stockholders.

Description of the 2003 Plan

        The following is a summary of the key provisions of the 2003 Plan. This summary does not purport to be a complete description of all the provisions of the 2003 Plan, and it is qualified in its entirety by reference to the full text of the 2003 Plan, which is attached as Appendix A to this proxy statement and has been filed with the SEC and is available at www.sec.gov.

Administration

        The Board has appointed the Compensation Committee to administer the 2003 Plan. As a result, the Compensation Committee has the authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2003 Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2003 Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the 2003 Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has the authority to interpret the 2003 Plan and establish rules and regulations for the administration of the 2003 Plan.

        The Compensation Committee may delegate its powers under the 2003 Plan to one or more officers or directors of ReShape Lifesciences or a committee of such officers or directors, except that the Compensation Committee may not delegate its powers to grant awards to officers or directors of ReShape Lifesciences or any affiliate who are subject to Section 16 of the Exchange Act, in a way that would violate Section 162(m) of the Internal Revenue Code (the "Code") or in such a manner as would contravene Section 157 of the Delaware General Corporation Law.

Eligible Participants

        Any employee, officer, consultant, independent contractor or non-employee director providing services to us or any of our affiliates, who is selected by the Compensation Committee, is eligible to receive an award under the 2003 Plan. However, only employees of ReShape Lifesciences or our subsidiary are eligible for grants of incentive stock options. As of October 31, 2017, approximately 95 employees and officers, three consultants and independent contractors and five non-employee directors were eligible to participate in the 2003 Plan.

Shares Available for Awards

        The 2003 Plan currently authorizes an aggregate of 3,000,000 shares of our common stock for issuance under all stock-based awards. If the proposed amendment to the 2003 Plan is approved by our stockholders, the maximum number of shares authorized for issuance under the 2003 Plan will be increased by 5,500,000 shares to 8,500,000 shares. If the 2003 Plan Proposal is approved, we will have 3.1% of our authorized shares authorized for awards under the 2003 Plan, including awards already granted.

        Certain awards under the 2003 Plan will be subject to the following limitations:

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  No eligible person that may be a "covered person" within the meaning of Section 162(m) of the Code (a "covered person") may be granted stock options, stock appreciation rights or any other award or awards under the 2003 Plan, the value of which award or awards is based solely on an increase in the value of the shares after the date of grant, and which is intended to represent "qualified performance-based compensation" within the meaning of Section 162(m) of the Code (qualified performance-based compensation) for more than 2,000,000 shares or, if such award is payable in cash, for an amount greater than the fair market value of 2,000,000 shares at the time of payment.

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  No eligible person that may be a covered person may be granted awards denominated in shares under the 2003 Plan which are intended to represent qualified performance-based compensation (including, without limitation, performance awards, restricted stock and restricted stock units) for more than 2,000,000 shares in the aggregate in any calendar year.

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  The maximum amount payable pursuant to all performance awards denominated in cash under the 2003 Plan which are intended to represent qualified performance-based compensation to any participant that may be a covered person in the aggregate in any calendar year is $10,000,000 in value, whether payable in cash, shares or other property.

        The Compensation Committee may adjust the 2003 Plan or outstanding awards in a manner it deems equitable if it is necessary in order to prevent the dilution or enlargement of such benefits or potential benefits in the case of a stock dividend or other distribution, recapitalization, stock split, merger, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights or other similar corporate transaction or event. As a result of such changes, and provided that the number of shares covered by any award or to which any award relates will always be a whole number, the Compensation Committee may adjust the number and type of shares (or other securities or property) subject to outstanding awards or that may be made the subject of future awards and/or the purchase or exercise price of any award.

        If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award will be available for future awards under the 2003 Plan. The shares available for award under the 2003 Plan may also include shares previously reacquired by ReShape Lifesciences and designated as treasury shares.

Types of Awards and Terms and Conditions

        The 2003 Plan permits the granting of: stock options (including both incentive and non-qualified stock options), stock appreciation rights ("SARs"), restricted stock and restricted stock units, performance awards, dividend equivalents, other stock grants and other stock-based awards. The Compensation Committee, in its discretion, may grant awards alone or in addition to, in tandem with or in substitution for any other award. Awards granted in addition to or in tandem with other awards may be granted either at the same time as or at a different time from the grant of another award. The specific terms of each award are provided in separate award agreements.

        Stock Options.    Stock options awarded under the 2003 Plan may be either "incentive" stock options or "non-qualified" stock options under the Code. Stock options allow the option holder to purchase shares of our stock for a set per-share exercise price determined by the Compensation Committee on the date of grant, and may not be less than the fair market value of our common stock on the date the option is granted, except for those who own more than 10% of the total voting power of our outstanding capital stock, who must be granted stock options with an exercise price of at least 110% of the fair market value of our stock. The exercise price of stock options may be less than fair market value on the date of grant if necessary to comply with the legal requirements of a foreign jurisdiction or if the stock option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with ReShape Lifesciences or any affiliate. The Compensation Committee sets the terms and vesting provisions of stock options, provided that: (i) the aggregate fair market value of shares exercisable for the first time pursuant to incentive stock options held by a participant may not exceed $100,000 in any calendar year, (ii) all incentive stock options must be granted within 10 years from the earlier of the date on which the 2003 Plan was adopted by our Board or approved by our stockholders, (iii) unless sooner exercised, all incentive stock options will expire no later than 10 years after the date of grant or, if the holder possesses more than 10% of the total voting power of our outstanding capital stock on the date of grant, no later than 5 years after the date of grant and (iv) incentive stock options granted under the 2003 Plan will contain such other provisions required in order to qualify as incentive stock options under the Code. No incentive stock option is transferable by the holder, other than by the laws of descent and distribution. An incentive stock option may only be exercised by its holder during his or her lifetime. A non-qualified stock option will be transferable by the holder to a family member, by will, or pursuant to the laws of descent and distribution, or as otherwise permitted pursuant to rules and regulations adopted by the SEC. The Compensation Committee, may permit a participant to transfer a non-qualified stock option to any family member at any time that such participant holds such option as long as such transfer is not for value and the family member may not make subsequent transfers other than by will or the laws of descent and distribution. In addition, the Compensation Committee may permit, in its discretion, the "net exercise" of non-qualified stock options. The exercise price of outstanding stock options may not be lowered through re-pricing, or by canceling any previously granted stock option and replacing that option with a re-grant of the same award without prior approval of our stockholders.

        Stock Appreciation Rights.    SARs granted under the 2003 Plan entitle the holder, upon exercise, to receive an amount equal to the excess of the fair market value of the shares of stock underlying the SAR at the time of exercise over the exercise price for such shares without tendering any consideration. The exercise or strike price for SARs is determined by the Compensation Committee on the date of grant, and may not be less than the fair market value on the date the SAR is granted. The Compensation Committee sets the terms and vesting provisions of SARs, provided that no SAR may have a term greater than 10 years. The Compensation Committee may, at its discretion, settle SARs in either cash or stock. A SAR may only be exercised by its holder during his or her lifetime. Except as otherwise provided by the Compensation Committee, a holder of a SAR may not sell, transfer, pledge or assign any such rights with respect to the SAR.

        Restricted Stock and Restricted Stock Units.    The holders of restricted stock own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The restriction period begins on the date of grant and the restrictions may lapse separately or in combination at a time or times in such installments or otherwise as determined by the Compensation Committee and set forth in the award agreement. After the restrictions have lapsed, the holder has all of the rights of a stockholder of our common stock. If the holder's employment or service to ReShape Lifesciences terminates during the restriction period, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions. The holders of restricted stock awards may not sell, transfer, pledge or assign shares of restricted stock during the restriction period.

        Performance Awards.    Performance awards are exercisable upon the achievement of performance goals set forth in the agreements covering the performance awards. A performance award granted under the 2003 Plan may be payable in cash or in shares of common stock (including restricted stock), other securities, other awards or other property. Subject to the terms of the 2003 Plan and any award agreement, the length of the performance period, the performance goals to be achieved during the performance period, the amount of any performance award, the payment amount to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the Compensation Committee. No performance award intended to qualify as performance-based compensation under Section 162(m) of the Code may be granted if the stockholders have not approved the performance goals within the last five years.

        Dividend Equivalents.    Dividend equivalents entitle the holder to receive payments equivalent to the amount of any cash dividends paid on shares of our common stock. A dividend equivalent may be denominated or payable in cash, shares of stock or other securities, or other awards or property determined in the discretion of the Compensation Committee. The Compensation Committee will also determine any other terms and conditions applicable to the dividend equivalents. The Compensation Committee may not grant dividend equivalents to eligible persons in connection with the grants of options or SARs to such eligible persons and no dividend equivalent payments will be made to a participant with respect to any award prior to the date on which all conditions or restrictions relating to such award (or portion thereof to which the dividend equivalent relates) have been satisfied, waived or lapsed.

        Stock Awards and Other Stock-Based Awards.    The Compensation Committee also has the authority to grant common stock under the 2003 Plan without restrictions as it deems consistent with the purpose of the 2003 Plan, as well as the authority to grant other stock-based awards, with methods of payment and other relevant terms as determined by the Compensation Committee, provided that such stock-based awards may not contain a purchase right or an option-like exercise feature.

Amendment and Termination

        Our Board may amend, alter, or terminate the 2003 Plan at any time provided, however, that any 2003 Plan amendment will be submitted to our stockholders for approval if (i) required by law or by the securities exchange on which our stock is listed, (ii) the failure to obtain such consent causes Rule 16b-3 or Section 162(m) of the Code to be unavailable with respect to the 2003 Plan or (iii) the failure to obtain such consent causes us to be unable, under the Code, to grant incentive stock options under the 2003 Plan. No termination or amendment of the 2003 Plan will in any manner adversely affect an award previously granted under the 2003 Plan without the consent of the applicable award holder. While our Board retains the right to terminate the 2003 Plan as described above, the 2003 Plan will automatically terminate on September 27, 2022, the tenth anniversary of the effective date of the 2003 Plan. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of ReShape Lifesciences or any other similar corporate transaction or event involving ReShape Lifesciences, the Compensation Committee or the Board may provide for, in its sole discretion, upon the consummation of the event: (i) either termination of any award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon exercise of such award or realization of the participant's rights or replacement of such award with other rights or property selected by the Compensation Committee or the Board, in its sole discretion, (ii) such award to be assumed by the successor or survivor corporation or substituted for similar options, rights or awards, (iii) such award will be exercisable or fully vested with respect to all shares covered thereby notwithstanding anything to the contrary in the award agreement or (iv) such award cannot vest, be exercised or become payable after a date certain in the future which may be the effective date of such event.

Change in Control

        The Compensation Committee has discretion to provide in any award agreement under the 2003 Plan that the restrictions on the award may lapse, mature or the award may become exercisable on an accelerated basis upon a change in control of ReShape Lifesciences. A change in control includes: (i) a change in beneficial ownership of our securities after the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities; (ii) a majority of the Board ceases to be composed of continuing directors; (iii) any consolidation or merger involving the Company where the Company is not the surviving corporation or the shares of the Company's capital stock are converted into cash, securities or other property, except if the Company is the surviving corporation and its stockholders immediately prior to the transaction maintain a proportionate ownership in the Company's stock following the transaction; (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (v) any liquidation or dissolution of the Company; or (vi) a majority of the continuing directors determine, in their sole and absolute discretion, that there has been a change in control. However, in no case will an award agreement provide for accelerated exercisability of any award or the lapse of restrictions relating to any award in connection with a change in control event other than a change in control as defined in the 2003 Plan.

Federal Income Tax Matters

        The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the 2003 Plan.

        Grant of Options and SARs.    The grant of a stock option (either an incentive stock option or a non-qualified stock option) or SAR is not expected to result in any taxable income for the recipient.

        Exercise of Incentive Stock Options.    Upon the exercise of an incentive stock option, no taxable income is realized by the optionee for purposes of regular income tax. However, the optionee may be required to recognize income for purposes of the alternative minimum tax ("AMT"). If stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such award holder within two years after the date of grant or within one year after the transfer of such shares to such award holder, then (i) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) ReShape Lifesciences will not be entitled to a deduction for federal income tax purposes.

        If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (ii) ReShape Lifesciences generally will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by ReShape Lifesciences.

        Exercise of Non-Qualified Stock Options and SARs.    Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and ReShape Lifesciences generally will be entitled at that time to an income tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income and generally are deductible by ReShape Lifesciences.

        The tax consequence upon a disposition of shares acquired through the exercise of a non-qualified stock option or SAR will depend on how long the shares have been held. Generally, there will be no tax consequence to ReShape Lifesciences in connection with the disposition of shares acquired under a non-qualified stock option or SAR.

        Restricted Stock.    Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is transferable or no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of grant of the restricted stock, and the tax basis will be equal to the fair market value of the shares on the date of grant of the restricted stock (determined without regard to the forfeiture restrictions on the shares). Dividends, if any, that are paid or accrued while the restricted stock is subject to a substantial risk of forfeiture will also be taxed as ordinary income. ReShape Lifesciences generally will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

        Restricted Stock Units, Performance Awards and Dividend Equivalents.    Recipients of grants of restricted stock units, performance awards or dividend equivalents (collectively, "deferred awards") will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (i) the amount of cash received under the terms of the award or, as applicable, (ii) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award will also be taxed as ordinary income. Cash or shares to be received pursuant to a deferred award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. ReShape Lifesciences generally will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, the recipient's tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

        Other Stock Grants.    As to other grants of shares of our common stock made under the 2003 Plan not subject to a substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. ReShape Lifesciences generally will be entitled at that time to an income tax deduction for the same amount.

        Deductibility of Executive Compensation Under Code Section 162(m).    Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and other performance awards paid under the 2003 Plan are qualified performance-based compensation, ReShape Lifesciences generally will be entitled to a corresponding income tax deduction at the time a recipient recognizes ordinary income from awards made under the 2003 Plan. Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's other three most highly compensated executive officers (excluding the chief financial officer). However, qualified performance-based compensation is not subject to the $1,000,000 deduction limit. In general, to qualify as performance-based compensation, the following requirements need to be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more "outside directors," (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum bonus amount which may be paid to any recipient pursuant to any performance period, must be approved by a majority of the corporation's shareholders and (iii) the committee must certify that the applicable performance goals were satisfied before payment of any performance-based compensation.

        Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act.    Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, shares received through exercise or payout of a non-qualified option, an incentive stock option (for purposes of the AMT only), an SAR or a restricted stock unit, and any shares of restricted stock that vest, may be treated as restricted property for purposes of Section 83 of the Code if the recipient has had a non-exempt acquisition of shares of ReShape Lifesciences stock within the six months prior to the exercise, payout or vesting. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period unless a special election is made by the recipient pursuant to Section 83(b) of the Code to recognize income as of the date the shares are received.

Awards Under the 2003 Plan

        Because future grants of awards under the 2003 Plan are subject to the discretion of the Compensation Committee and the Board, the future awards that may be granted to 2003 Plan participants cannot be determined at this time. The following table sets forth the option awards granted to our named executive officers, executive officers, employees and non-employee directors under the 2003 Plan during fiscal year 2016.

Name and Principal Position During Fiscal Year 2016	Option Awards (Shares)
Dan W. Gladney	0
President and Chief Executive Officer
Scott. P. Youngstrom	0
Chief Financial Officer and Chief Compliance Officer
Greg S. Lea(1)	394
Former Chief Financial Officer and Chief Compliance Officer
Naqeeb A. Ansari	1,523
Senior Vice President of Sales
Peter M. DeLange	2,380
Senior Vice President of Operations and Business Development
Paul F. Hickey	1,523
Senior Vice President of Marketing and Reimbursement
All executive officers as a group	5,820
All other employees as a group	676
All directors who are not executive officers as a group	369

(1)
Mr. Lea retired as an employee of the Company effective October 3, 2016.

        The following table sets forth information about our equity compensation plans as of December 31, 2016, the end of our last completed fiscal year:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Second Column)
Equity compensation plans approved by security holders	7,034	(1)	$1,824.87	2,988,243	(2)
Equity compensation plans not approved by security holders	12,806	(3)	$191.12	—

Total	19,840		$770.35	2,988,243

(1)
Consists of options awarded under the 2003 Plan.

(2)
Represents the maximum number of shares of common stock available to be awarded under the 2003 Plan as of December 31, 2016.

(3)
Consists of the inducement grant awarded in 2015 and 2016 to four executives in connection with their hiring.

Vote Required

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the 2003 Plan Proposal at the special meeting will be required to approve the 2003 Plan Proposal.

Board Recommendation

        The Board of Directors unanimously recommends a vote FOR the approval of the 2003 Plan Proposal.

 PROPOSAL 3—VIRTUAL STOCKHOLDER MEETING PROPOSAL

        Sections 1.1 and 1.2 of Article I of our Amended and Restated Bylaws provide that our Board may determine that any annual or special meeting of stockholders may be held solely by means of remote communication, subject to such guidelines and procedures as the Board may adopt, as permitted by applicable law. We refer to such a meeting held solely by means of remote communication as a "virtual meeting." Our Board has determined that it may hold future annual or special meetings of stockholders as virtual meetings at which stockholders would be able to remotely participate and cast their votes at the meeting in real time. Holding a meeting as a virtual meeting would allow stockholders to participate in the meeting and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or as a virtual meeting, provided that (i) the company implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (ii) the company implements reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with those proceedings; and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of that vote or other action must be maintained by the company.

        Historically, a stockholder who wanted to attend a meeting of our stockholders was required to attend the meeting in person at the physical location of the meeting. Meetings of our stockholders may not be in a convenient location for many of our stockholders. The Board believes that providing for virtual meetings will give the Board the ability to enhance the opportunity of our stockholders to attend and participate in meetings of our stockholders. Furthermore, even if the Board permits stockholders to participate in a stockholder meeting by means of remote communication, the Board may determine that stockholder meetings will continue to be held in person at a physical location and all stockholders will continue to be entitled to attend stockholder meetings in person if they prefer to do so. This proposal is not intended to have any effect on the ability of stockholders to vote their shares by proxy, via telephone, the Internet, or by completion of a proxy card, any time before a meeting of stockholders.

        Under Delaware law, we are not required to obtain stockholder approval of the Board's decision with respect to virtual meetings. However, we value the opinion of our stockholders and want to provide our stockholders with an opportunity to vote to ratify, on a non-binding basis, the Virtual Stockholder Meeting Proposal. While this ratification vote is not binding on the company or our Board, our Board will consider the outcome of the vote when making the final determination whether to implement virtual meetings.

Vote Required

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the Virtual Stockholder Meeting Proposal at the special meeting will be required to approve the Virtual Stockholder Meeting Proposal.

Board Recommendation

        The Board of Directors unanimously recommends a vote FOR the approval of the Virtual Stockholder Meeting Proposal.

 PROPOSAL 4—ADJOURNMENT PROPOSAL

        We are asking our stockholders to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Preferred Stock Conversion Proposal or the 2003 Plan Proposal at the time of the special meeting or if we do not have a quorum at the special meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any reconvened session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against approval of the Preferred Stock Conversion Proposal or the 2003 Plan Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Preferred Stock Conversion Proposal or the 2003 Plan Proposal such that the proposal to approve the Preferred Stock Conversion Proposal or the 2003 Plan Proposal would be defeated, we could adjourn the special meeting without a vote on the approval of the Preferred Stock Conversion Proposal or the 2003 Plan Proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Preferred Stock Conversion Proposal or the 2003 Plan Proposal. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

        Our Board of Directors believes that it is in the best interests of our company and our stockholders to be able to adjourn the special meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the approval of the Preferred Stock Conversion Proposal or the 2003 Plan Proposal if there are insufficient votes to approve the

Preferred Stock Conversion Proposal or the 2003 Plan Proposal at the time of the special meeting or in the absence of a quorum.

Vote Required

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the Adjournment Proposal at the special meeting will be required to approve the Adjournment Proposal.

Board Recommendation

        The Board of Directors unanimously recommends a vote FOR the proposal to approve one or more adjournments of the special meeting.

 EXECUTIVE COMPENSATION

        Because the 2003 Plan Proposal relates to a compensation plan in which our executive officers and directors will participate, we are required under Item 8 of Schedule 14A to furnish executive compensation information required by Item 402 of Regulation S-K and certain paragraphs of Item 407 of Regulation S-K related to our last fiscal year. Accordingly, below is the Compensation Discussion and Analysis section and related compensation tables that were included in our proxy statement dated April 27, 2017 related to our 2017 annual meeting of stockholders, which has been appropriately updated where required.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the compensation policies and programs for our named executive officers ("NEOs") for the year ended December 31, 2016 as determined under the rules of the SEC, who consist of our current Chief Executive Officer, our current and former Chief Financial Officers and our three next most highly paid executive officers. As of December 31, 2016, our NEOs included all of our executive officers.

Compensation Determination Process

        Commencing April 27, 2007, our Board of Directors appointed independent directors to the Compensation Committee, formally adopted a charter outlining the responsibilities of the committee and granted the committee the authority to oversee our compensation programs. The Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and for our other executive officers. The Chief Executive Officer's compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee's proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee's meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

        The Compensation Committee generally reviews each element of total compensation on an annual basis in the first half of the year in connection with the review of our annual performance. During 2014, the Company engaged Pearl Meyer to conduct a peer group compensation study, which analyzed the base salaries, percentage equity ownership and percentage cash incentives paid to our executive officers at the level of vice president and above against the compensation awarded to such officers at comparable companies. The comparable core peer group companies (Athersys, Inc., AtriCure, Inc., Celladon Corporation, Cutera, Inc., ERBA Diagnostics, Inc., Esperion Therapeutics, Inc., Hansen Medical, Inc., Lexicon Pharmaceuticals, Inc., NeuroMetrix Inc., Orexigen Therapeutics, Inc., Stereotaxis Inc., SurModics, Inc., Synergy Pharmaceuticals, Inc., Uroplasty, Inc. and VIVUS Inc.), consisting of medical device companies that were publicly-traded and comparably-sized, were selected by Pearl Meyer with input from our former Chief Financial Officer and were approved by the Compensation Committee. In addition, Pearl Meyer selected an aspirational peer group to analyze and explain directional shifts in compensation as the Company began to commercialize its product and generate material revenue. The aspirational peer group companies (Abaxis, Inc., ABIOMED, Inc., Cardiovascular Systems Inc., Cyberonics Inc., Cynosure, Inc., DexCom, Inc., Heartware International Inc., Insulet Corporation and Nxstage Medical, Inc.) consisted of larger medical device companies that were publicly-traded. Pearl Meyer presented the results of their analysis and the findings with respect to the competitiveness of the elements of our compensation program to the Compensation Committee. The Compensation Committee used the analysis completed by Pearl Meyer as a starting point in its annual review of executive compensation to benchmark each executive officer's current compensation package against compensation packages offered to similar executive officers by comparable companies. Additionally, the Compensation Committee consulted with Pearl Meyer when negotiating the compensation levels for Messrs. Youngstrom, Ansari, DeLange and Hickey. This included an analysis of the base salaries, percentage equity ownership and percentage cash incentives of executive officers hired at comparable companies, as well as the typical base salaries, equity grants and percentage cash incentives for comparable executive positions. The Compensation Committee took into account this information as well as its desire to ensure that each executive officer is fairly compensated and properly incentivized, while still following the Company's overall compensation philosophy when determining the appropriate compensation level for each newly hired executive officer.

        In general, the Compensation Committee tries to keep each executive officer's base salary and total compensation at the midpoint of the range of base salaries and total compensation paid to similar executive officers at comparable companies and may make recommendations to adjust an executive officer's compensation accordingly. The goal of this review is to try to maintain base salaries and total compensation packages that are market competitive, so the Company can attract and retain executive talent. However, the Compensation Committee may deviate from this benchmark as it considers other factors such as each executive officer's individual performance and responsibilities, the Company's overall strategy and performance and the pool of resources available for compensation adjustments each year. These factors, especially the Company's desire to reward individual efforts and performance, weigh much more heavily in the Compensation Committee's final recommendations with respect to compensation adjustments. Since the Company's intent with respect to stock-based compensation relates more to aligning executive officers' interests with those of the Company and encouraging their efforts for the long-term growth and success of the Company, the peer group analysis generally plays a role as a reference point in the Compensation Committee's decisions to make additional awards of stock options to the executive officers. More importantly, the Compensation Committee considers individual performance and experience, contributions and achievements, stock option grants previously awarded to each executive and the Compensation Committee's view of the appropriate levels of equity compensation for individuals with certain responsibilities, professional expertise and experience.

        The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

  Compensation Philosophy and Components

        We are committed to attracting, hiring and retaining an experienced management team. Our fundamental executive compensation philosophy is to provide our executive officers with compensation we believe to be comparable with similarly situated executives in other companies of similar size and stage of development operating in the medical device industry, taking into account our relative performance and our own strategic goals. Our objective is to have each of our executive officer's total compensation be contingent upon both our overall company performance and each executive officer's individual performance. To achieve this objective, our Compensation Committee has maintained and expects to continue to implement and maintain compensation programs that tie a portion of the executive officers' overall compensation to key strategic, financial and operational goals, such as clinical trial progress, commercialization efforts, continued research and development, continued establishment of intellectual property and implementation of appropriate financing strategies, while also recognizing not only individual executive responsibilities and breadth of experience but also competitive market compensation paid by other companies for similar positions. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) a base salary that reflects individual responsibilities and experience and is intended to be competitive in the context of base salaries paid by comparable companies for similar positions; (ii) cash incentive payments under our Management Incentive Plan that are contingent upon our achievement of specific pre-determined performance objectives as communicated to the executive officers following their determination by the Compensation Committee and the Board of Directors on an annual basis, thereby allowing such objectives to vary from year to year; and (iii) stock-based incentive awards, which reward long-term performance and align the mutuality of interests between our executive officers and our stockholders.

Base Salary

        Base salaries are designed to provide recurring compensation for the fulfillment of the duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. Each executive officer's base salary is also determined by reviewing the executive officer's other compensation to ensure that the executive officer's total compensation is in line with our overall compensation philosophy. In 2016, compensation for Messrs. Gladney, Youngstrom, Ansari, DeLange and Hickey were determined based on their respective executive employment agreements that were entered into either during late 2015, for Mr. Gladney, or during 2016, for Messrs. Youngstrom, Ansari, DeLange and Hickey. The Committee determined that the salary of Mr. Lea was appropriate and did not increase his salary for 2016.

        We have also entered into executive employment agreements with Messrs. Youngstrom, Ansari, DeLange and Hickey and amendments to the agreements with Messrs. Gladney and Lea that establish certain guaranteed minimum base salary and incentive compensation thresholds and provide other benefits described in more detail below under the heading "Executive Employment Agreements and Severance Benefits." The base salaries recommended by the Compensation Committee and approved by the Board for Messrs. Gladney, Youngstrom, Lea, Ansari, DeLange and Hickey have been consistent with these agreements since they were executed, though for the period of November 1, 2016 through January 31, 2017, the base salaries of all of the Company's employees, including its NEOs, were temporarily reduced by 20% in order to reduce operating costs, improve the Company's cash position and assist in regaining compliance with Nasdaq listing requirements.

        The Compensation Committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer's role or responsibilities. In addition, the Compensation Committee may choose to reduce base salaries if the Company's cash flow or financial situation warrants such a reduction. In 2016, our executive officers agreed to a 20% reduction in base salary for the months of November and December to reduce our operating costs, improve our cash position and assist the Company in regaining compliance with Nasdaq listing requirements.

Annual Cash Incentives

        Our Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the Company.

        At the beginning of each year, the Compensation Committee approves, subject to review by the Board of Directors, new "Base Plan" and "Incremental Plan" corporate objectives for the Management Incentive Plan. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of the Company. When these objectives are established and approved, each objective, and, if applicable, the subparts to each objective, is weighted and assigned a percentage value relative to the "Base Plan" or "Incremental Plan" corporate objectives taken as a whole. At that time, the Compensation Committee also establishes the maximum bonus amount for each of our executive officers, based on a set percentage of each executive officer's base salary, that the "Base Plan" and "Incremental Plan" corporate objectives are worth (see table below). The Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan.

        Under the terms of the Management Incentive Plan, if participants achieve the designated "Base Plan" objectives, they are entitled to receive a bonus equal to a "Base Plan" percentage of their base salary for the year. In addition to the "Base Plan" bonus amount, participants are also eligible to receive an additional bonus equal to the designated "Incremental Plan" percentage of their base salary if certain additional "Incremental Plan" objectives are achieved. The bonus percentages that may be paid to executive officers under the 2016 "Base Plan" and "Incremental Plan" are set forth in the table below:

Title	"Base Plan" (bonus as percentage of salary)	"Incremental Plan" (bonus as percentage of salary)	Maximum Bonus (as a percentage of salary)
President and CEO	40%	10%	50%
Chief Financial Officer	35%	10%	45%
Senior Vice President(1)	32%	8%	40%
Vice President	28%	7%	35%
Director	20%	5%	25%

(1)
The Senior Vice President of Sales has a Base Plan percentage of 20% and an Incremental Plan percentage of 8%. In addition, the Senior Vice President of Sales is entitled to receive a bonus equal to 1% of 2016 net sales.

        The Compensation Committee's decision to include "Base Plan" and "Incremental Plan" bonuses and performance objectives in conjunction with bonus award percentages that may be earned by executive officers was based on its determination that such an incentive plan is necessary to strategically align the Company's compensation with that of similarly positioned publicly-traded medical device companies and to increase the Company's ability to attract and retain talented executive management. Additionally, the "Incremental Plan" objectives were designed as an extension of certain "Base Plan" objectives in order to provide additional incentive for achievement.

        The Management Incentive Plan includes corporate and individual performance goals for all participants, except the Chief Executive Officer and other executive officers above the Senior Vice President level, whose bonus is based entirely on corporate objectives. The weighting of the corporate to individual performance goals for executive officers under the Management Incentive Plan is set forth in the table below:

Title	Corporate Objective Weighting	Individual Objective Weighting
President and CEO	100%	—%
Chief Financial Officer	100%	—%
Senior Vice President	90%	10%
Vice President	80%	20%
Director	60%	40%

        These percentages were weighted based upon the Compensation Committee's determination that the achievement of the Company's strategic corporate goals was a more meaningful measure of performance for senior executive officers than the achievement of individual goals and that such weighting yielded an incentive that was most beneficial to the Company's overall performance.

        At the beginning of each year, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance objectives that were established for the prior year's Management Incentive Plan and assesses whether the objectives were fully achieved, not achieved or partially achieved. If an objective was fully achieved, 100% credit is given for the objective. If an objective was not achieved, 0% credit is given for the objective. If an objective was partially achieved, the Compensation Committee, with input from the Chief Executive Officer, will review the objective and the Company's performance to determine whether any partial credit is appropriate. In some cases, for example where an objective has subparts and one or more of the subparts were achieved, even though the main objective was not achieved, partial credit may be given for the subparts that were achieved. Since each of the objectives was assigned a weighting when it was established, the Compensation Committee adds the percentages for the objectives that were achieved to determine the total percentage of the "Base Plan" and "Incremental Plan" corporate objectives that were achieved for the year. Then, if there were any executive officers who did not serve as executive officers for the full year and had an agreement with the Company to receive a pro-rated amount of the Management Incentive Plan, the Compensation Committee will calculate the pro-rated percentage of the bonus award that such executive officer is entitled to receive. Finally, the Compensation Committee calculates the bonus award amount for each executive officer by first multiplying (i) the total percentage amount that the "Base Plan" corporate objective was achieved by the maximum "Base Plan" bonus amount for that officer, (ii) the total percentage amount that the "Incremental Plan" corporate objective was achieved by the maximum "Incremental Plan" bonus amount for that officer and (iii) for all of the participants except the Chief Executive Officer and other executive officers above the Senior Vice President level, the total percentage amount that the individual objective was achieved by the maximum individual bonus amount for that officer and then adding the amounts together. Based on these calculations, the Compensation Committee may approve the bonus award amounts to be paid to each of the executive officers or the Compensation Committee may recommend the bonus award amounts to be paid to each of the executive officers to the Board of Directors for review and approval of the payment of the awards.

        In the first half of 2016, the individual performance objectives under the Management Incentive Plan were set separately and specifically for each participating executive officer by the Chief Executive Officer. With respect to the corporate performance components, on May 4, 2016, the Board established objectives for both the "Base Plan" and the "Incremental Plan." The "Base Plan" corporate performance objectives established by the Board for fiscal year 2016 consisted of: (i) the achievement of minimum number of unit sales in 2016; (ii) the achievement of reimbursement agreements with a minimum number of providers in 2016; (iii) the successful tracking and reporting of commercial patients in 2016; and (iv) the achievement of the Company's cash and expense plan for 2016. The

"Incremental Plan" corporate performance objective for fiscal year 2016 was the achievement of a minimum amount of revenue generated from sales of the VBloc Rechargeable System. If the Incremental Plan objective was achieved, the Compensation Committee could, in its discretion, increase the total bonus award up to 150%. The "Incremental Plan" objectives were designed as an extension of certain "Base Plan" objectives in order to provide additional incentive for achievement. In accordance with the Management Incentive Plan, the Compensation Committee has the discretion to award partial or full payment of annual cash incentive compensation in the event that some, but not all, of the "Base Plan" or "Incremental Plan" corporate goals are achieved.

        Due to unanticipated changes in the Company's business plan during 2016, specifically with respect to its need to reduce operating expenses, conserve cash and obtain additional financing before March 2017, the Board determined that it would be imprudent and inappropriate for any executive bonuses to be paid with respect to 2016. As a result, in December 2016, the Board informed the executive officers that no bonuses would be awarded under the Management Incentive Plan for 2016.

Long-Term Incentives

        Our 2003 Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. Currently, long-term incentives are awarded to our executive officers through the grant of stock options. Our stock option grants are designed to align the long-term interests of each executive officer with those of our stockholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Compensation Committee and the Board of Directors have used stock options, rather than other forms of long-term incentives, because they create value for executive officers only if stockholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. Since our initial public offering and the commencement of the trading of our common stock on the NASDAQ Stock Market on November 15, 2007, the exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the date of grant.

        Executive officers are granted stock options at the time they commence their employment with us. New hire grants occur at regularly scheduled Board meetings. Executive officers are also eligible for annual grants thereafter, which are expected to occur at the first regularly scheduled Board meeting of each fiscal year, but may occur at other times during the year, if at all. Stock options granted to our executive officers at the time of hire generally vest twenty-five percent on the first anniversary of the date of hire and then 1/36th per month for 36 months thereafter and expire ten years after the date of grant subject to earlier termination in the event of a termination of employment. The vesting of additional stock options issued to our executive officers is at the discretion of our Compensation Committee and the Board of Directors and may be in accordance with this schedule or may be monthly over different periods of time or may have a component of immediate vesting or may be tied to specified performance milestones.

        The Compensation Committee and the Board of Directors do not award stock options according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of stock options granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical and regulatory progress, commercialization, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive

Officer may provide recommendations to the Compensation Committee regarding the number of stock option grants awarded to other executive officers from time to time, he does not make a recommendation as to his stock options. Although our Chief Executive Officer may respond to the Compensation Committee's proposal regarding whether and the amount of stock options he should be granted, to date he has not done so and has accepted the initial proposal of the Compensation Committee.

        On June 27, 2016 we completed an option exchange offer to our employees under which certain outstanding options to purchase shares of our common stock were tendered by employees in exchange for new options with the exercise price to be set at the then current market price of our common stock. Options granted pursuant to the stock option exchange program vest 1/3rd immediately upon the date of grant, and then 1/24th per month for 24 months thereafter. Options to purchase 6,424 shares of common stock, which included all the options eligible for exchange, were tendered by employees and cancelled by us. On the same date, options to purchase 1,083 shares of common stock were issued by us with an exercise price of $23.28 per share, which was the Company's closing stock price on June 27, 2016 as adjusted for the 1-for-70 reverse stock split, in exchange for the cancelled options. None of the options held by our executive officers were eligible for exchange pursuant to the offer, except that Mr. Lea exchanged options to purchase 2,532 shares of common stock for options to purchase 764 shares of common stock with an exercise price of $23.28 per share.

        At a special meeting of shareholders held on December 12, 2016, our shareholders approved an increase in the number of shares authorized for issuance under the 2003 Plan to 40,000,000 shares. Subsequent to that meeting, as part of our plan to enable the Company to regain compliance with Nasdaq's minimum bid price and shareholders' equity listing requirements, we effected a recapitalization of the Company consisting of a 1-for-70 reverse split of our common stock effected on December 27, 2016, followed on January 23, 2017, by the closing of an underwritten public offering of our equity securities resulting in the issuance of an aggregate of 3,578,001 shares of our common stock and warrants to purchase 3,577,994 shares of our common stock with an exercise price of $5.84 per share. Pursuant to the terms of the 2003 Plan, the Board of Directors is required to adjust the number of shares authorized under the 2003 Plan as it determines necessary after a recapitalization or other similar corporate transaction to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 Plan. Accordingly, on February 8, 2017, pursuant to the terms of the 2003 Plan, the Board of Directors adjusted the number of shares authorized under the 2003 Plan to 3,000,000 shares as a result of the recapitalization of the Company consisting of the 1-for-70 reverse stock split and the public offering of our stock which closed on January 23, 2017.

        On February 8, 2017, our Board granted options to purchase shares of our common stock under the 2003 Plan to our executive officers in the following amounts: Mr. Gladney, 466,500 shares; Mr. Youngstrom, 142,200 shares; Mr. Ansari, 93,250 shares; Mr. DeLange, 93,250 shares; and Mr. Hickey, 93,250 shares. All of these options have a ten-year term, were granted with an exercise price of $7.12, which was the closing price of our common stock on the date of grant, and were vested 25% immediately with the remainder vesting in 36 equal monthly installments following the date of grant. Prior to these grants, our executive officers held options to purchase shares of our common stock in the following amounts: Mr. Gladney, 7,380 shares; Mr. Youngstrom, 0 shares; Mr. Ansari, 1,523 shares; Mr. DeLange, 2,380 shares; and Mr. Hickey, 1,523 shares; at exercise prices ranging from $91.70 to $262.50 per share.

Other Compensation

        We provide our executive officers with benefits, including health insurance, life and disability insurance and dental insurance, that we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executive officers. Specifically, we fund the executive officer's Flex Spending Accounts and we offer to pay 100% of the health and dental insurance premium costs for the families of our executive officers. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

        We provide a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on the same terms as any other participant in the plan. Matching contributions may be made by us to the 401(k) plan at the discretion of our Board of Directors. To date, we have not made any matching contributions to the 401(k) plan.

  Executive Employment Agreements and Severance Benefits

        We have entered into executive employment agreements with Messrs. Gladney, Youngstrom, Lea, Ansari, DeLange, and Hickey. These agreements establish a specified minimum base compensation and a maximum percentage of annual incentive compensation that may be earned as a bonus by each of these executive officers in a given year. These agreements also provide for the payment of severance benefits upon certain termination events and for the right to certain benefits upon a change in control of our company. The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the executive officers in the event of a change in control transaction and better ensure that stockholder interests are protected. A more complete description of the executive employment agreements, as amended can be found in the sections entitled "Employment Agreements" and "Potential Payments Upon Termination or Change in Control."

  Compliance with Internal Revenue Code Section 162(m)

        As a result of Section 162(m) of the Code, we are not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which qualifies as performance-based compensation does not have to be taken into account for purposes of this limitation.

        Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2014, 2015 and 2016 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Summary Compensation Table

        The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Dan W. Gladney(5)(6)	2016	459,167	—		—	—	4,555		463,722
President and Chief Executive	2015	79,167	—		1,628,631	13,274	164		1,721,236
Officer
Scott P. Youngstrom(6)(7)	2016	65,000	—		—	—	425		65,425
Chief Financial Officer and Chief	2015	—	—		—	—	—		—
Compliance Officer
Greg S. Lea(8)	2016	243,313	—		6,139	—	394,132	(9)	643,585
Chief Financial Officer and Chief	2015	322,507	16,125		163,413	135,453	4,750		642,248
Compliance Officer
Naqeeb A. Ansari(6)(10)	2016	286,731	7,867	(11)	105,742	—	3,734		404,074
Senior Vice President of Sales	2015	—	—		—	—	—		—
Peter M. DeLange(6)(12)	2016	277,500	—		175,075	—	5,653		458,228
Senior Vice President of	2015	—	—		—	—	—		—
Operations and Business
Development
Paul F. Hickey(6)(13)	2016	277,500	—		106,560	—	5,302		389,362
Senior Vice President of Marketing	2015	—	—		—	—	—		—
and Reimbursement

(1)
Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column. The Board of Directors approved a one-time cash bonus for all employees of the Company, including Mr. Lea, in recognition of receiving FDA approval for the vBloc Rechargeable System on January 14, 2015, equal to 5% of their annual base salary at that time.

(2)
The amount in this column represents the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

(3)
Represents bonuses earned under our Management Incentive Plan. All of our executive officers participate in the Management Incentive Plan. No amounts were awarded with respect to 2016. The details of the Management Incentive Plan are discussed further above under the heading "Compensation Discussion and Analysis."

(4)
The amounts in this column include Company contributions to each executive officer's Flex Spending Account ("FSA") and premiums paid by the Company for health care and dental coverage for the dependents of each of our executive officers. With respect to the FSA spending contribution, the maximum contribution amount is included regardless of actual amounts used by the executive officers. With respect to the dependent health care and dental coverage, the amounts only include the 20% additional coverage paid by the Company for executive officers as the Company covers 80% of this expense for all employees.

(5)
Mr. Gladney was hired as President-Elect of the Company on November 2, 2015, and became President and Chief Executive Officer on November 16, 2015.

(6)
Salaries for all of the Company's employees, including NEOs, were temporarily reduced 20% between November 1, 2016 and January 31, 2017 as a measure to reduce operating costs, improve the Company's cash position and regain compliance with Nasdaq listing requirements.

(7)
Mr. Youngstrom was hired as Chief Financial Officer and Chief Compliance Officer effective October 3, 2016.

(8)
Mr. Lea retired as Chief Financial Officer and Chief Compliance Officer effective October 3, 2016

(9)
Includes the following items payable or provided to Mr. Lea under the terms of his amended employment agreement over the twelve months following his October 3, 2016 retirement: $323,920 base salary, $19,973 health care and dental coverage, and $2,550 FSA spending contribution. Amount also includes $43,414 payment to Mr. Lea upon his retirement for unused paid time off.

(10)
Mr. Ansari was hired as Senior Vice President of Sales effective January 6, 2016.

(11)
Represents bonus paid to Mr. Ansari in March 2017 of 1% of the Company's 2016 revenues in accordance with his            employment agreement.

(12)
Mr. DeLange was hired as Senior Vice President of Operations and Business Development effective January 18, 2016.

(13)
Mr. Hickey was hired as Senior Vice President of Marketing and Reimbursement effective January 18, 2016.

Grants of Plan-Based Awards

        The table below sets forth information regarding all plan-based awards granted to our named executive officers during fiscal year 2016.

Grants of Plan-Based Awards in 2016

		Estimated future payouts under non-equity incentive plan awards(1)			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)
							Grant date fair value of option awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Dan W. Gladney	11/2/15	$—	$183,667	$344,375	—	$—	$—
Scott P. Youngstrom	10/3/16	—	22,750	43,875	—	—	—
Greg S. Lea	1/27/16	—	85,160	164,237	—	—	—
	6/27/16	—	—	—	394	23.28	6,139
Naqeeb A. Ansari	1/19/16	—	57,346	120,427	1,523	91.70	105,742
Peter M. DeLange	1/18/16	—	88,800	166,500	2,380	96.60	175,075
Paul F. Hickey	1/22/16	—	88,800	166,500	1,523	92.40	106,560

(1)
Represents bonuses earned under our Management Incentive Plan. The target bonus for each executive officer is a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for 2016, Mr. Gladney could have earned a bonus up to 50% of his base salary with a target of 40% of his base salary. Messrs. Youngstrom and Lea could have each earned a bonus up to 45% of their base salary with a target of 35% of their base salary, taking into account their October 3, 2016 employment start and retirement dates, respectively. Messrs. DeLange and Hickey could have each earned a bonus up to 40% of their base salary with a target of 32% of their base salary, taking into account their January 18, 2016 employment start dates. Mr. Ansari could have each earned a bonus up to 28% of his base salary with a target of 20% of his base salary, taking into account his January 6, 2016 employment start date. Under the 2016 Management Incentive Plan, the Board of Directors, in its sole discretion, could increase the total bonus award up to 150%. The "Maximum" column in the above table reflects the maximum possible payout under the 2016 Management Incentive Plan assuming the Board of Directors increased the total bonus award by 150%. Under the Management Incentive Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Compensation Committee or the Board of Directors. The bonus awards, if any, are approved by the Compensation Committee or, upon the recommendation of the Compensation Committee, approved by the Board of Directors. Due to unanticipated changes in the Company's business plan during 2016, specifically with respect to the Company's need to preserve cash and obtain additional financing prior to March 2017, the Board of Directors determined that it would be imprudent and inappropriate to for any executive bonuses to be paid with respect to 2016. Accordingly, no bonus award amounts are reported for the named executive officers for fiscal 2016 in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading "Compensation Discussion and Analysis."

(2)
The amounts shown represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

Employment Agreements

  Executive Employment Agreement with Dan W. Gladney

        On November 2, 2015, we entered into an executive employment agreement with Mr. Gladney, our President and Chief Executive Officer. The agreement has an initial term of two years and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to the agreement, Mr. Gladney is entitled to a base salary of not less than $475,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Mr. Gladney meeting certain annual objectives agreed to by him and the Compensation Committee. The agreement establishes that Mr. Gladney is eligible for an annual incentive compensation of up to 50% of his base salary for that year. Mr. Gladney's executive employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled "Potential Payments Upon Termination or Change in Control" for a more detailed discussion of these benefits. In addition, Mr. Gladney's agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

  Executive Employment Agreements with Greg S. Lea, Scott P. Youngstrom, Naqeeb A. Ansari, Peter M. DeLange and Paul F. Hickey

        In 2007, we entered into an executive employment agreement with Mr. Lea, our Chief Financial Officer and Chief Compliance Officer, who retired October 3, 2016. On April 13, 2010, we entered into an amended and restated executive employment agreement with Mr. Lea, which amended the prior executive employment agreement entered into on May 21, 2007, and we entered into Amendment No. 2 to his employment agreement on January 27, 2016. On October 2, 2016, we entered into employment agreement with Mr. Youngstrom, our current Chief Financial Officer and Chief Compliance Officer. On January 18, 2016, we entered into employment agreement with Mr. DeLange, our Senior Vice President of Operations and Business Development. On January 19, 2016, we entered into employment agreement with Mr. Ansari, our Senior Vice President of Sales. Finally, on January 22, 2016, we entered into employment agreement with Mr. Hickey, our Senior Vice President of Marketing and Reimbursement.

        These agreements have an initial term of one year and automatically renew for successive one-year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to these agreements, these executive officers are entitled to a base salary and to cash and equity awards pursuant to our incentive compensation plan, contingent on the executive officers meeting certain annual objectives agreed to by them and the Chief Executive Officer.

        The agreement for Mr. Youngstrom establishes that the target amount of his annual incentive compensation may not exceed 45% of his respective base salary for that year. The agreements for Messrs. DeLange and Hickey establish that the target amount of these executive officers' annual incentive compensation may not exceed 40% of their respective base salary for that year. The agreement for Mr. Ansari establishes that the target amount of his annual incentive compensation may not be less than 28% of his base salary for that year and for calendar year 2016, establishes that he was also eligible to receive a bonus of up to 1% of the Company's annual sales for 2016.

        These agreements also provide for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled "Potential Payments Upon Termination or Change in Control" for a more detailed discussion of these benefits. In addition, these agreements include non-disclosure and assignment provisions and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2016, including new options granted to Mr. Lea pursuant to the stock option exchange program that we completed on June 27, 2016.

  Outstanding Equity Awards at 2016 Fiscal Year-End

	Option awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dan W. Gladney	2,152	5,228	(1)	262.50	10/28/25
Scott P. Youngstrom	—	—		—	—
Greg S. Lea	714	—	(1)	74.90	2/25/26
	164	—	(2)	23.28	6/27/26
Naqeeb A. Ansari	—	1,523	(1)	91.70	1/19/26
Peter M. DeLange	—	2,380	(1)	96.60	1/18/26
Paul F. Hickey	—	1,523	(1)	92.40	1/22/26

(1)
Stock options vest 25% on the first anniversary of the date of grant or hire and 1/36th per month for 36 months thereafter.

(2)
Stock options granted pursuant to the stock option exchange program vest 1/3rd immediately upon the date of grant, which was June 27, 2016, and then 1/24th per month for 24 months thereafter.

Option Exercises and Stock Vested

        There were no option exercises or restricted stock awards that vested during our fiscal year ended December 31, 2016.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

        We currently do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments and Benefits Upon Termination or Change in Control

        We are a party to Executive Employment Agreements with Dan W. Gladney, Scott P. Youngstrom, Greg S. Lea, Naqeeb A. Ansari, Peter M. DeLange and Paul F. Hickey that provide for the receipt of certain payments and benefits upon particular termination events or change in control.

        Greg S. Lea retired as an employee, effective October 3, 2016 after providing the Company with the notice of his retirement required by his employment agreement. Upon his retirement, Mr. Lea was entitled to receive 12 months of his base salary as severance pay via the Company's regular, semi-monthly payroll process. In addition, Mr. Lea was entitled to receive for 12 months after his retirement, continued health care and dental insurance benefits, at no cost to him. Amounts to be paid post-retirement for Mr. Lea are detailed in the table "Summary of Compensation."

        The agreements the Company has with Messrs. Gladney, Youngstrom, Ansari, DeLange and Hickey may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by us for cause (i.e., for uncured willful breach of duties or this agreement, conviction of any felony or crime involving fraud, dishonesty or moral turpitude or participation in any fraud against or affecting us or any of our subsidiaries, affiliates, suppliers, clients, agents or employees or an act of personal dishonesty intended to result in personal enrichment at our expense or any other act we determine constitutes gross or willful misconduct) or by these executive officers for good reason (i.e., a significant change and substantial reduction in their responsibilities or a relocation to more than 25 miles from our current facility). In addition, either party may terminate the executive officer's employment at any time for any reason or no reason, including after a change in control, with 30 days written notice. For purposes of these agreements, a change in control includes: (1) a change in beneficial ownership of our securities after the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities; (2) a majority of the Board ceases to be composed of continuing directors (as defined in the agreement); (3) any consolidation or merger involving the Company where the Company is not the surviving corporation or the shares of the Company's capital stock are converted into cash, securities or other property, except if the Company is the surviving corporation and its stockholders immediately prior to the transaction maintain a proportionate ownership in the Company's stock following the transaction; (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (5) any liquidation or dissolution of the Company; or (6) a majority of the continuing directors determine, in their sole and absolute discretion, that there has been a change in control.

  Payments Made Upon Termination at End of Term

        In the event that Mr. Gladney is terminated at the end of the term of his agreement (as defined in the agreement), he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date.

        In the event that Messrs. Youngstrom, Ansari, DeLange or Hickey are terminated at the end of the term of his agreement (as defined in the agreement), he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 12 months following the termination date.

  Payments Made Upon Termination Due to Death or Disability

        In the event that Mr. Gladney's employment is terminated due to death or disability (as defined in the employment agreement), he, or in the event of his death, his then spouse, is entitled to 18 months of continued health benefits. In the event that Messrs. Youngstrom, Ansari, DeLange or Hickey's employment is terminated due to death or disability (as defined in the employment agreement), he, or in the event of his death, his then spouse, is entitled to 12 months of continued health benefits.

  Payments Made Upon Termination Without Cause or Resignation for Good Reason

        In the event that Mr. Gladney resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date. In the event that Messrs. Youngstrom, Ansari, DeLange or Hickey resigns for good reason or is terminated without cause prior to the end of the term of their agreements, each is entitled to (1) receive his or her base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following their termination, and (3) receive continued health benefits for a period of 12 months following the termination date. Messrs. Gladney, Youngstrom, Ansari, DeLange and Hickey's severance pay is subject to signing, and not rescinding, a general release of all claims against the Company.

  Benefits Upon Change in Control

        In the event of a change in control, Mr. Gladney's employment agreement provides that 100% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following the change in control regardless of whether his employment is terminated in connection therewith. In addition, should Mr. Gladney resign for good reason or if his employment is terminated without cause in connection with or within the first two years after a change in control, (1) he is entitled to receive his base salary at the rate then currently in effect for a period of 18 months following the termination date and (2) the vesting schedule of any options issued to Mr. Gladney after the change of control will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment.

        For Messrs. Youngstrom, Ansari, DeLange and Hickey, in the event of a change in control in which their employment is not terminated, each executive's agreement provides that 100% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following termination of employment. In the event of a change in control in which the employment of these executive officers is terminated, 100% of the remaining unvested portion of their options will immediately vest and be exercisable for a period of five years following termination of employment. However, with respect to any of these provisions, if these executive officers receive a cash payment for their options in connection with the change in control equal to the difference between the per share amount paid to the common stockholders in the transaction and the exercise price of the option, their options will be cancelled in exchange for the cash payment.

  Potential Payments Upon Termination or Change in Control

        The table below shows our reasonable estimates of potential payments and benefits payable to the named executive officers upon termination without cause, resignation for good reason and change in control of our company, with or without termination, based on the closing price of our common stock, as adjusted for the 1-for-70 reverse stock split effective December 28, 2016, on the NASDAQ Stock Market of $2.00 on December 31, 2016. The amounts shown assume that termination or change in control was effective as of December 31, 2016, the last day of our fiscal year, and are estimates of the amounts that would be paid to the executive officer in addition to the base salary and bonus earned by the executive officers during 2016. Benefits payable to all employees, such as accrued vacation and life insurance premiums are excluded. The actual amounts to be paid can only be determined at the actual time of an executive officer's termination. Mr. Lea retired effective October 3, 2016, therefore, the table below only shows the actual payments being made by the Company subsequent to December 31, 2016 related to his retirement.

Name(1)	Type of Payment	Payments Upon Change in Control With Termination ($)(1)	Payments Upon Change in Control Without Termination ($)(1)	Payments Upon Termination Without Cause or Resignation for Good Reason ($)
Dan W. Gladney	Severance Pay	$—	$—	$712,500
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	30,369
	Total	$—	$—	$742,869
Scott P. Youngstrom	Severance Pay	$—	$—	$300,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	17,234
	Total	$—	$—	$317,234
Greg S. Lea	Severance Pay	$—	$—	$241,694
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	20,099
	Total	$—	$—	$261,793
Naqeeb A. Ansari	Severance Pay	$—	$—	$300,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	15,347
	Total	$—	$—	$315,347
Peter M. DeLange	Severance Pay	$—	$—	$300,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	20,897
	Total	$—	$—	$320,897
Paul F. Hickey	Severance Pay	$—	$—	$300,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	22,989
	Total	$—	$—	$322,989

(1)
Assumes that options were not cashed out in connection with change in control. Additional amounts may be payable if the termination is without cause or is a resignation for good reason, as specified in the third column.

(2)
Value computed based on the difference between $2.00, the closing price of our common stock, as adjusted for the 1-for-70 reverse stock split effective December 28, 2016, on the NASDAQ Stock Market on December 31, 2016, and the exercise price for each option accelerated. No value is included in the table where the option exercise price is greater than the closing price of our common stock on the NASDAQ Stock Market of $2.00 on December 31, 2016.

(3)
Amount represents the estimated full premiums to be paid by the Company for health and dental coverage for the executive officer and his family for the duration of the severance period, as applicable, based on current premiums paid.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

DIRECTOR COMPENSATION

        Compensation for our directors is designed to result in compensation that is competitive with that provided by comparably-sized, publicly-traded, medical device companies. For 2016, we engaged Pearl Meyer & Partners ("Pearl Meyer") to conduct a study of our Board compensation practices and competitiveness. Based on the results of this study and Pearl Meyer's recommendations, the Board of Directors modified the director compensation program to reflect current best practices in director compensation and our Board of Director's increased responsibilities outside of the meetings of the Board its committees. Effective as of January 1, 2016, each non-employee director receives an annual retainer of $35,000 for serving on the Board and each non-employee director who serves on the Audit Committee, the Compensation Committee or the Nominating and Compliance Committee, other than the chairperson of each of the committees, receives an additional annual retainer of $7,250, $5,000 and $3,000, respectively. Each of the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Compliance Committee receives an additional annual retainer of $15,000, $10,000 and $6,000, respectively. During 2016, non-employee directors received retainer payments for the first two calendar quarters of the year. However, due to the Company's 2016 financial performance and its need to conserve cash, in part to regain compliance with Nasdaq listing requirements, non-employee directors waived retainer payments for the third and fourth quarters of 2016.

        Prior to his retirement from the Board in October 2016, Mark B. Knudson, Ph.D. served as the non-employee Chairman of the Board and was paid a $25,000 annual retainer in that role. Upon Dr. Knudson's retirement, Mr. Gladney became Chairman of the Board and the Board determined to appoint a Lead Director for the Board. In December, Gary D. Blackford was appointed as the Lead Director and, effective as of January 1, 2017, receives a $15,000 annual retainer in that role.

        We also grant stock option awards to our non-employee directors as compensation for their service on our Board of Directors. Each non-employee director who becomes a member of our Board of Directors is granted an option to purchase shares of our common stock under our 2003 Plan. In addition, members of our Board of Directors are awarded an annual grant of options to purchase shares of our common stock. Historically, this annual option grant occurs at or around the time of our annual meeting of stockholders. With respect to Board option grants, 25% of these options vest immediately with the remainder vesting in 36 equal monthly installments following the date of grant. Each such option has an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market on the date of grant and a ten-year term subject to earlier termination in the event of a termination of directorship.

        On February 25, 2016, the Board of Directors approved a grant of options to purchase 47 shares of our common stock to Dr. Knudson, in recognition of his assumption of the role of non-executive Chairman of the Board. Dr. Knudson's option grant was set with an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $74.90 on February 25, 2016, as adjusted for the Company's 1-for-70 reverse stock split. On May 4, 2016, the Board of Directors approved annual option grants to purchase 42 shares of our common stock under our 2003 Plan to each of Carl Goldfischer, M.D., Lori C. McDougal and Bobby I. Griffin, Nicholas L. Teti, Jr., Anthonty P. Jansz and Jon T. Tremmel and 47 shares to Dr. Knudson as Chairman of the Board. These options were granted at an exercise price equal to the closing sale price of our common stock on the

NASDAQ Stock Market of $52.50, as adjusted for the Company's 1-for-70 reverse stock split. In addition, on August 15, 2016, the Board approved a grant of options to purchase 23 shares of our common stock to Mr. Blackford, in conjunction with his initial appointment to our Board. Mr. Blackford's option grant was set with an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $11.99, on August 15, 2016, as adjusted for the Company's 1-for-70 reverse stock split. With respect to all of the aforementioned 2016 grants of options to non-employee directors, 25% of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. All of these options have a ten-year term subject to earlier termination in connection with a termination of directorship.

        On February 8, 2017, our Board granted options to purchase shares of our common stock under the 2003 Plan to non-employee members of the Board of Directors in the following amounts: Mr. Blackford, 30,000 shares; Dr. Goldfischer, 35,000 shares; Mr. Griffin, 35,000 shares; Ms. McDougal, 30,000 shares; Mr. Teti, 40,000 shares and Mr. Tremmel, 35,000 shares. All of these options have a ten-year term, were granted with an exercise price of $7.12, which was the closing price of our common stock on the date of grant, and were vested 25% immediately with the remainder vesting in 36 equal monthly installments following the date of grant. Prior to these grants, our directors held options to purchase shares of our common stock in the following amounts: Mr. Blackford, 23 shares; Dr. Goldfischer, 143 shares; Mr. Griffin, 143 shares; Ms. McDougal, 222 shares; Mr. Teti, 214 shares and Mr. Tremmel, 206 shares; at exercise prices ranging from $52.50 to $50,410.50 per share.

        We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board and committee meetings. Directors who also serve as employees of the Company receive no additional compensation for serving as a director. Mr. Gladney is now the only director who is also an employee of our company.

        The following table shows the compensation of the non-employee members of our Board during fiscal year 2016:

Director Compensation in 2016

Name(1)	Fees Earned or Paid in Cash ($)(2)		Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Gary D. Blackford(4)	—		233	—	233
Catherine Friedman(5)	18,201		—	—	18,201
Carl Goldfischer, M.D.	19,000	(6)	1,659	—	20,659
Bobby I. Griffin	23,625		1,659	—	25,284
Anthony P. Jansz(7)	17,500		1,659	—	19,159
Mark B Knudson, Ph.D.(8)	33,000		4,501	—	37,501
Lori C. McDougal	24,839		1,659	—	26,498
Nicholas L. Teti, Jr.	25,135		1,659	—	26,794
Jon T. Tremmel(9)	17,970		1,659	—	19,629

(1)
Dan W. Gladney, who currently serves as President and Chief Executive Officer of the Company, is not included in this table because he was an employee of our company during 2016 and thus received no compensation for his services as a director. The compensation he received as an employee of our company is shown in the "Summary Compensation Table."

(2)
The amounts in this column include the annual Board of Director and committee retainer amounts described above under the heading "Director Compensation" for 2016. Members of the Board of Directors waived their retainer amounts for the third and fourth quarters of 2016.

(3)
The amounts in this column represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by accounting principles generally accepted in the United States of America ("GAAP"). The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K.

The directors held options as of December 31, 2016, as follows:

Name	Vested Options	Unvested Options
Gary D. Blackford	7	16
Catherine Friedman	86	—
Carl Goldfischer, M.D.	107	36
Bobby I. Griffin	107	36
Anthony P. Jansz	226	—
Mark B Knudson, Ph.D.	3,713	—
Lori C. McDougal	208	14
Nicholas L. Teti, Jr.	200	14
Jon T. Tremmel	192	14
(4)
Mr. Blackford was appointed as a member of the Board of Directors effective August 15, 2016.

(5)
Ms. Friedman did not stand for re-election at our 2016 Annual Meeting and retired from the Board of Directors effective May 4, 2016.

(6)
Dr. Goldfischer requested that such amount be paid to Bay City Capital LLC, of which Dr. Goldfischer is an Investment Partner and Managing Director. Dr. Goldfischer resigned from the Board of Directors effective September 30, 2017.

(7)
Mr. Jansz resigned from the Board of Directors effective August 15, 2016.

(8)
Dr. Knudson retired as Chairman and as a member of the Board of Directors effective October 14, 2016.

(9)
Mr. Teti resigned from the Board of Directors effective October 2, 2017.

"HOUSEHOLDING" OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household ReShape Lifesciences proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, ReShape Lifesciences Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3003.

 OTHER MATTERS

        As required by Article I, Section 1.2 of our Amended and Restated Bylaws, business transacted at special meetings must be confined to the purpose or purposes stated in the notice of special meeting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this proxy statement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2016;

  •
  Quarterly Reports on Form 10-Q for the three months ended March 31, 2017, June 30, 2017, and September 30, 2017;

  •
  Current Reports on Form 8-K filed January 5, 2017, January 24, 2017, January 31, 2017, February 14, 2017, February 21, 2017, May 2, 2017, May 23, 2017 as amended by Amendment No. 1 on Form 8-K/A filed on July 10, 2017 and Amendment No. 2 on Form 8-K/A filed on August 1, 2017, June 5, 2017, July 25, 2017, July 26, 2017, August 16, 2017, October 3, 2017, October 23, 2017 and October 30, 2017; and

  •
  the description of our common stock contained in any registration statement on Form 8-A that we have filed, and any amendment or report filed for the purpose of updating this description.

        You can obtain a copy of any documents which are incorporated by reference in this proxy statement, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

  ReShape Lifesciences Inc.
  2800 Patton Road
  St. Paul, Minnesota 55113
  Attention: Secretary
  (651) 634-3003

Scott P. Youngstrom Secretary

Dated: November 22, 2017

Appendix A

ENTEROMEDICS INC.
SECOND AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

Adopted: October 1, 2003
Amended and Restated: May 7, 2014, December 12, 2016 and December 19, 2017

        Section 1.    Purpose.

        The purpose of the Plan is to aid in attracting and retaining employees, management personnel, other personnel and Non-Employee Directors capable of assuring the future success of the Company, to offer such personnel and Non-Employee Directors incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel and Non-Employee Directors an opportunity to acquire a proprietary interest in the Company.

        Section 2.    Definitions.

        As used in the Plan, the following terms shall have the meanings set forth below:

          (a)   "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

          (b)   "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock Grant or Other Stock-Based Award granted under the Plan.

          (c)   "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

          (d)   "Board" shall mean the Board of Directors of the Company.

          (e)   "Change in Control" shall mean the consummation of any of the following:

          (f)    any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act who did not own shares of the capital stock of the Company on the date of grant of the Award shall, together with his, her or its Affiliates and Associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), become the "Beneficial Owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (any such person being hereinafter referred to as an "Acquiring Person");

          (g)   the Continuing Directors cease to constitute a majority of the Company's Board;

          (h)   There should occur (A) any consolidation or merger involving the Company and the Company shall not be the continuing or surviving corporation or the shares of the Company's capital stock shall be converted into cash, securities or other property; provided, however, that this subclause (A) shall not apply to a merger or consolidation in which (1) the Company is the surviving corporation and (2) the stockholders of the Company immediately prior to the transaction have the same proportionate ownership of the capital stock of the surviving corporation immediately after the transaction; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (C) any liquidation or dissolution of the Company;

          (i)    The majority of the Continuing Directors determine, in their sole and absolute discretion, that there has been a Change in Control; or

          (j)    No Award Agreement issued on or after December 12, 2016 shall provide for accelerated exercisability of any Award or the lapse of restrictions relating to any Award in connection with a change in control event other than a Change in Control as defined herein.

          (k)   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

          (l)    "Committee" shall mean either the Board or a committee of the Board appointed by the Board to administer the Plan.

          (m)  "Company" shall mean EnteroMedics Inc., a Delaware corporation, and any successor corporation.

          (n)   "Continuing Director" shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or Associate and who (i) was a member of the Company's Board of Directors on the date of grant of the Option or (ii) subsequently became a member of the Board of Directors, upon the nomination or recommendation, or with the approval of, a majority of the Continuing Directors.

          (o)   "Director" shall mean a member of the Board.

          (p)   "Dividend Equivalent" shall mean any right granted under Section 6(e) of the Plan.

          (q)   "Eligible Person" shall mean any employee, officer, consultant, independent contractor or Non-Employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person.

          (r)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (s)   "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall not be less than (i) the closing price as reported for composite transactions, if the Shares are then listed on a national securities exchange, (ii) the last sale price, if the Shares are then quoted on the NASDAQ Stock Market or (iii) the average of the closing representative bid and asked prices of the Shares in all other cases, on the date as of which fair market value is being determined. If on a given date the Shares are not traded in an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this clause and in connection therewith shall take such action as it deems necessary or advisable.

          (t)    "Incentive Stock Option" shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

          (u)   "Non-Employee Directors" shall mean members of the Board who are also not employees of the Company.

          (v)   "Non-Qualified Stock Option" shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

          (w)  "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          (x)   "Other Stock Grant" shall mean any right granted under Section 6(f) of the Plan.

          (y)   "Other Stock-Based Award" shall mean any right granted under Section 6(g) of the Plan.

          (z)   "Participant" shall mean an Eligible Person designated to be granted an Award under the Plan.

          (aa) "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

          (bb) "Performance Goal" shall mean one or more of the following performance goals, either individually, alternatively or in any combination: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA") and net earnings), EBIT or EBITDA as a percent of net sales, earnings per share (basic or diluted), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), ratios (including one or more of price to earnings, debt to assets, debt to net assets and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk), returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, market capitalization, cash generation, cash flow (including, without limitation, operating cash flow, free cash flow and cash flow return on equity), unit volume, working capital, market share, cost reductions, budget comparisons, sales or profitability of an identifiable business unit or product, economic profit or value added, number of customers, workforce satisfaction and diversity goals, environmental health and safety goals, employee retention, customer satisfaction, implementation or completion of key projects and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. The foregoing measures may relate to the Company, one or more of its subsidiaries or one or more of its divisions or units, product lines or product categories or any combination of the foregoing. To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also provide for the adjustment for charges related to an event or occurrence which the Committee determines is appropriate for adjustment, including, but not limited to, any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; acquisitions; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; and unusual, extraordinary or nonrecurring events.

          (cc) "Person" shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

          (dd) "Plan" shall mean the EnteroMedics Inc. Amended and Restated 2003 Stock Incentive Plan, as amended from time to time.

          (ee) "Restricted Stock" shall mean any Shares granted under Section 6(c) of the Plan.

          (ff)  "Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

          (gg) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

          (hh) "Section 162(m)" shall mean Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

          (ii)   "Section 409A" shall mean Section 409A of the Code, or any successor provision and the applicable Treasury Regulations and other applicable guidance thereunder.

          (jj)   "Securities Act" shall mean the Securities Act of 1933, as amended.

          (kk) "Share" or "Shares" shall mean shares of Common Stock, $0.01 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

          (ll)   "Specified Employee" shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

          (mm)  "Stock Appreciation Right" shall mean any right granted under Section 6(b) of the Plan.

        Section 3.    Administration.

          (a)    Power and Authority of the Committee.    The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award.

          (b)    Delegation.    The Committee may delegate its powers and duties under the Plan to one or more officers or Directors of the Company or any Affiliate or a committee of such officers or Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act, (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) or (iii) in such a manner as would contravene Section 157 of the Delaware General Corporation Law.

        Section 4.    Shares Available for Awards.

          (a)    Shares Available.    Subject to adjustment as provided in Section 4(c), the aggregate number of Shares that may be issued under all Awards under the Plan from its inception shall be 8,500,000. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 8,500,000, subject to adjustment as provided in the Plan and Section 422 or 424 of the Code or any successor provision.

          (b)    Counting Shares.    For purposes of this Section 4, except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

            (i)    Shares Added Back to Reserve.    Subject to the limitations in (ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

            (ii)    Shares Not Added Back to Reserve.    Notwithstanding anything to the contrary in (i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a "net exercise" pursuant to the terms of the Option Agreement or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to any Award; (C) Shares covered by a stock-settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.

            (iii)    Cash-Only Awards.    Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

            (iv)    Substitute Awards Relating to Acquired Entities.    Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

          (c)    Adjustments.    In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

          (d)    Award Limitations under the Plan.

            (i)    Section 162(m) Limitation for Certain Types of Awards.    No Eligible Person that may be a "covered person" within the meaning of Section 162(m) may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, and which is intended to represent "qualified performance-based compensation" within the meaning of Section 162(m), for more than 2,000,000 Shares or, if such Award is payable in cash, for an amount greater than the Fair Market Value of 2,000,000 Shares at the time of payment (subject, in each case, to adjustment as provided for in Section 4(c) of the Plan) in the aggregate in any calendar year.

            (ii)    Section 162(m) Limitations for Performance Awards.

              (A)    Performance Awards Denominated in Shares.    No Eligible Person that may be a "covered person" within the meaning of Section 162(m) may be granted Awards denominated in Shares under the Plan which are intended to represent "qualified performance-based compensation" within the meaning of Section 162(m) (including, without limitation, Performance Awards, Restricted Stock and Restricted Stock Units), for more than 2,000,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan) in the aggregate in any calendar year. The limitation contained in this Section 4(d)(ii)(A) does not apply to any Award subject to the limitations contained in Section 4(d)(i) or Section 4(d)(ii)(B).

              (B)    Performance Awards Denominated in Cash.    The maximum amount payable pursuant to all Performance Awards denominated in cash under the Plan which are intended to represent "qualified performance-based compensation" within the meaning of Section 162(m) to any Participant that may be a "covered person" within the meaning of Section 162(m) in the aggregate in any calendar year shall be $10,000,000 in value, whether payable in cash, Shares or other property. The limitation contained in this Section 4(d)(ii)(B) does not apply to any Award subject to the limitations contained in Section 4(d)(i) or Section 4(d)(ii)(A).

            (iii)    Limitation for Awards to Consultants and Advisors.    Awards will only be granted to consultants or advisors in compliance with Rule 405 of the Securities Act.

            (iv)  The limitations contained in this Section 4(d) shall apply only with respect to Awards granted under this Plan, and limitations on awards granted under any other stockholder approved executive incentive plan maintained by the Company will be governed solely by the terms of such other plan.

        Section 5.    Eligibility.

        Any Eligible Person of the Company or any Affiliate, shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any successor provision.

        Section 6.    Awards.

          (a)    Options.    The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

            (i)    Exercise Price.    The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

            (ii)    Option Term.    The term of each Option shall be fixed by the Committee; provided, however, that the term of an Incentive Stock Option may not extend more than ten years from the date of grant of such Incentive Stock Option.

            (iii)    Time and Method of Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. Alternatively, the Committee may, in its discretion, permit a Non-Qualified Stock Option (but not an Incentive Stock Option) to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Non-Qualified Stock Option being exercised, on the date of exercise, over the exercise price of the Non-Qualified Stock Option for such Shares.

            (iv)    Incentive Stock Options.    Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of Options which are intended to qualify as Incentive Stock Options:

              (A)  The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

              (B)  All Incentive Stock Options must be granted within 10 years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.

              (C)  Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, such Incentive Stock Option shall expire and no longer be exercisable no later than five years from the date of grant.

              (D)  The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

              (E)  Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

          (b)    Stock Appreciation Rights.    The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the same limitation in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

          (c)    Restricted Stock and Restricted Stock Units.    The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

            (i)    Restrictions.    Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, a waiver by the Participant of the right to vote or to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

            (ii)    Issuance and Delivery of Shares.    Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

            (iii)    Forfeiture.    Except as otherwise determined by the Committee or as provided in an Award Agreement, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company at the original purchase price; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part Units. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

          (d)    Performance Awards.    The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such Performance Goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

          (e)    Dividend Equivalents.    The Committee is hereby authorized to grant Dividend Equivalents to Participants, subject to the terms of the Plan and any applicable Award Agreement, under which such Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons, and (ii) no Dividend Equivalent payments shall be made to a Participant with respect to any Award prior to the date on which all conditions or restrictions relating to such Award (or portion thereof to which the Dividend Equivalent relates) have been satisfied, waived or lapsed.

          (f)    Stock Awards.    The Committee is hereby authorized, subject to the terms of the Plan and any applicable Award Agreement, to grant to Participants Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan.

          (g)    Other Stock-Based Awards.    The Committee is hereby authorized to grant to Participants subject to the terms of the Plan and any applicable Award Agreement, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. No Award issued under this Section 6(g) shall contain a purchase right or an option-like exercise feature.

          (h)    General.

            (i)    No Cash Consideration for Awards.    Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

            (ii)    Awards May Be Granted Separately or Together.    Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

            (iii)    Forms of Payment under Awards.    Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

            (iv)    Limits on Transfer of Awards.    Except as provided by the Committee or by this Plan, any Award (other than any fully vested and unrestricted Shares issued pursuant to any Award) and any right under any such Award shall not be transferable by a Participant other than by will or by the laws of descent and distribution or by transfer of an Award back to the Company. Notwithstanding the immediately preceding sentence, Awards of Incentive Stock Options shall not be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant's death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any "family member" (as defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act) at any time that such Participant holds such Option, provided that such transfers may not be for "value" (as defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant's lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award (other than any fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

            (v)    Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee.

            (vi)    Restrictions; Securities Exchange Listing.    All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, and to any applicable federal or state securities laws and regulatory requirements. The Committee may cause appropriate entries to be made or legends to be affixed to reflect such restrictions. If the Shares or other securities are listed on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award until such Shares or other securities have been listed on such securities exchange.

            (vii)    Section 409A Provisions.    Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes "deferred compensation" to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant's disability or "separation from service" (as defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee's separation from service (or if earlier, upon the Specified Employee's death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

        Section 7.    Amendment and Termination; Adjustments.

        Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

          (a)    Amendments to the Plan.    The Board may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

              (i)  if a class of the Company's securities is then listed on a securities exchange, would cause Rule 16b-3 or the provisions of Section 162(m)(4)(c) of the Code to become unavailable with respect to the Plan;

             (ii)  would violate the rules or regulations of the NASDAQ Stock Market, any other securities exchange or the Financial Industry Regulatory Authority, Inc. that are applicable to the Company; or

            (iii)  would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

          (b)    Amendments to Awards.    Except as otherwise expressly provided in the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise expressly provided in the Plan (specifically including the next two sentences hereof), the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs):

              (i)  either (A) termination of any such Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of such Award or realization of the Participant's vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the vested portion of such Award or realization of the Participant's vested rights, then such Award may be terminated by the Company without any payment) or (B) the replacement of such Award with other rights or property selected by the Committee or the Board, in its sole discretion;

             (ii)  that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

            (iii)  that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

            (iv)  that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of such event.

          (c)    Correction of Defects, Omissions and Inconsistencies.    The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

        Section 8.    Income Tax Withholding; Tax Bonuses.

          (a)    Withholding.    In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) electing to deliver to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

          (b)    Tax Bonuses.    The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

        Section 9.    General Provisions.

          (a)    No Rights to Awards.    No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

          (b)    Award Agreements.    No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

          (c)    No Limit on Other Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

          (d)    No Right to Employment.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

          (e)    Governing Law.    The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Minnesota.

          (f)    Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

          (g)    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

          (h)    No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

          (i)    Headings.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

          (j)    Other Benefits.    No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant's compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

        Section 10.    Effective Date of the Plan.

        The Plan shall be effective as of the date of its approval and adoption by the Company's stockholders. If the Company's stockholders do not approve the Plan, the Plan shall be null and void.

        Section 11.    Term of the Plan.

        Awards shall only be granted under the Plan during a 10-year period beginning on September 27, 2012. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan and to waive any conditions or rights of the Company under any Award pursuant to 7(b) hereof, shall extend beyond the termination of the Plan. No Performance Award intended to qualify as performance-based compensation under Section 162(m) shall be granted under the Plan after the first stockholder meeting to occur in the fifth year following the year in which stockholders last approved (or re-approved) the Performance Goals.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Q INTERNET/MOBILE – www.proxypush.com/rsls Use the Internet to vote your proxy until 12:00 p.m. (CT) on December 18, 2017. if PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on December 18, 2017. MAIL – Mark, sign and date your proxy card and [8) return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4. 1. To approve the issuance of up to 18,777,200 shares of our common stock upon the conversion of 187,772 shares of our series C convertible preferred stock issued to the former equity holders of ReShape Medical, Inc. in connection with our completed acquisition of ReShape Medical (the “Preferred Stock Conversion Proposal”). 2. To approve an amendment to our Second Amended and Restated 2003 Stock Incentive Plan to increase the number of shares reserved for issuance by 5,500,000 shares (the “2003 Plan Proposal”). 3. To ratify the decision by our Board of Directors to hold future annual or special meetings of stockholders as virtual meetings at which stockholders would be able to remotely participate and cast their votes at the meeting in real time. 4. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Preferred Stock Conversion Proposal or the 2003 Plan Proposal at the time of the special meeting or in the absence of a quorum. For Against Abstain For Against Abstain For Against Abstain For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RESHAPE LIFESCIENCES INC. SPECIAL MEETING OF STOCKHOLDERS December 19, 2017 9:00 a.m., Central Time Fox Rothschild LLP 222 South Ninth Street, Suite 2000 Minneapolis, MN 55402 ReShape Lifesciences Inc. 2800 Patton Road St. Paul, Minnesota 55113 proxy This proxy is solicited by the Board of Directors for use at the Special Meeting on December 19, 2017. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4. By signing the proxy, you revoke all prior proxies and appoint Dan W. Gladney and Scott P. Youngstrom, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments. See reverse for voting instructions.